Execution Copy	Exhibit 22.1

AGREEMENT AND PLAN OF MERGER

AMONG

CFWH HOLDING CORPORATION,

CFWH MERGER SUB, INC.

AND

THE CENTER FOR WOUND HEALING, INC.

Dated as of October 5, 2010

3

4

Section 8.10	Counterparts	53
Section 8.11	Certain Definitions	54

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 5, 2010 by and among CFWH HOLDING CORPORATION a Delaware corporation (“Parent”), CFWH MERGER SUB, INC. a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and THE CENTER FOR WOUND HEALING, INC., a Nevada corporation (the “Company”).

RECITALS

The Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and determined that the terms of this Agreement are fair to, and in the best interests of, the stockholders of the Company.

The Board of Directors of the Company has adopted resolutions approving this Agreement and the transactions contemplated hereby, and recommending the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Company.

The Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the NRS, upon the terms and subject to the conditions set forth herein.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain of the holders of the outstanding shares of the Company’s Common Stock have executed and delivered to Parent the Voting Agreement, pursuant to which they have agreed, among other things, to vote the shares of Common Stock owned by such holders to vote in favor of the Merger

Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Section 1.01    The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”).  The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence under the NRS.  In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

Section 1.02    Consummation of the Merger.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., New York City local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, Massachusetts 02199 or at such other place, date and time as the Company and Parent may agree in writing.  The date of the Closing is referred to as the “Closing Date.”  On the Closing Date and on the terms and subject to the conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Nevada (the “Nevada Secretary”) executed articles of merger (the “Articles of Merger”), as required by the NRS and shall take all such reasonable further actions as may be required by Law to make the Merger effective.  The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

Section 1.03    Effects of Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the NRS.

Section 1.04    Articles of Incorporation and Bylaws.  At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in its entirety to read as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the articles of incorporation of the Surviving Corporation, except that Section 1 of such articles of incorporation shall be amended to read:  “The name of the corporation is The Center for Wound Healing, Inc.”  At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the NRS.

Section 1.05    Directors and Officers of Surviving Corporation.  At the Effective Time, the individuals listed on Schedule 1.05 attached hereto shall become the initial directors and officers of the Surviving Corporation, each to hold office in accordance with and subject to the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.06    Conversion of Common Stock.  Each Participating Share, other than Dissenting Shares, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive the Per Share Merger Consideration in cash, without interest thereon.  At the Effective Time, all Participating Shares so converted shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Participating Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration as provided herein.  Each Excluded Share shall be cancelled as of the Effective Time without any consideration being exchanged therefor.

Section 1.07    Conversion of Common Stock of Merger Sub.  Each share of common stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

Section 1.08    Treatment of Options.  As of the Effective Time, each outstanding option to purchase shares of Common Stock issued pursuant to the Company’s 2006 Stock Option Plan (an “Option”) (whether vested or unvested) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and cease to exist in exchange for the right to receive the following payments: an amount in cash equal to the product of (A) the excess, if any, of (1) the Per Share Merger Consideration over (2) the exercise price of the Option as of the Effective Time multiplied by (B) the number of shares of Common Stock issuable upon exercise in full of the Option (irrespective of any vesting or exercisability provisions with respect to such Option) (the “Option Consideration”).  At the Effective Time, all Options so converted shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Options shall cease to have any rights with respect thereto, except the right to receive the Option Consideration as provided herein.

Section 1.09    Treatment of Warrants.  As of the Effective Time, each outstanding warrant to purchase shares of Common Stock (a “Warrant”) (whether vested or unvested), other than the Warrants held by Bison (the “Bison Warrants”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and cease to exist in exchange for the right to receive the following payments: an amount in cash equal to the product of (A) the excess, if any, of (1) the Per Share Merger Consideration over (2) the exercise price of the Warrant as of the Effective Time multiplied by (B) the number of shares of Common Stock issuable upon exercise in full of the Warrant (irrespective of any vesting or exercisability provisions with respect to such Warrant)  (the “Warrant Consideration”).  As of the Effective Time, the Company’s obligations with respect to the Bison Warrants shall be satisfied in exchange for the payment of the Put Price, as such term is defined in the Bison Securities Purchase Agreement (the “Bison Warrant Consideration”).  At the Effective Time, all Warrants (including the Bison Warrants) so converted shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Warrants shall cease to have any rights with respect thereto, except the right to receive the Warrant Consideration, or the Bison Warrant Consideration, as applicable, as provided herein.

Section 1.10    Withholding.  Notwithstanding Sections 1.08, 1.09 and 2.02, all amounts payable under Section 1.06, Section 1.08 or Section 1.09 shall be subject to withholding for Taxes to the extent required by applicable law, and any amount so withheld shall be deemed paid to the applicable Option or Warrant holder and shall be timely remitted by the withholding party to the applicable taxing authority.

Section 1.11    Merger Consideration.

(a)           “Merger Consideration” means the amount equal to (a) $14,474,183 less (b) the Closing Adjustment Amount.

(b)           “Closing Adjustment Amount” means the sum of the amounts listed on the Closing Date Adjustment Schedule, including (i) any amount by which any of (A) the Option Consideration, (B) the Warrant Consideration or (C) the Bison Warrant Consideration exceeds zero dollars ($0); (ii) the Change in Control Payments; and (iii) the amount set forth on Section 1.11 of the Company Disclosure Schedules.    The Company shall prepare the Closing Date Adjustment Schedule, setting forth the Closing Adjustment Amount and the components thereof, prior to the Closing Date, and deliver such Closing Date Adjustment Schedule, certified by its Chief Executive Officer, not later than one Business Day prior to the day on which the Closing Date is anticipated to occur.  The Closing Date Adjustment Schedule shall be subject to the reasonable review by the Parent.

(c)           “Per Share Merger Consideration” means the amount equal to the Merger Consideration divided by the number of Shares issued and outstanding on the Closing Date.

Section 1.12    Adjustments.  If, subject to Section 5.01, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

ARTICLE II
DISSENTING SHARES; PAYMENT FOR PARTICIPATING SHARES, OPTIONS AND
WARRANTS

Section 2.01    Dissenting Shares.  Shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who (a) has not voted such shares in favor of the adoption of this Agreement and the Merger, (b) is entitled to, and who has, properly demanded and perfected dissenter’s rights for such shares of Common Stock in accordance with NRS Section 92A.420 and (c) has not effectively withdrawn or forfeited such dissenter’s rights prior to the Effective Time (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to dissent under the NRS.  Dissenting Shares shall be entitled to payment in accordance with NRS Section 92A.460.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Per Share Merger Consideration, without any interest thereon.  The Company shall give Parent (a) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the NRS and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in the NRS and (b) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the NRS.  The Company shall not, except with the prior written consent of Parent which will not be unreasonably withheld or delayed, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands.

Section 2.02    Payment for Participating Shares, Options and Warrants.

(a)           Prior to the filing of the Articles of Merger with the Nevada Secretary, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by the Company and reasonably acceptable to Parent (the “Paying Agent”), cash in an amount (such amount being hereinafter referred to as the “Payment Fund”) sufficient to pay the aggregate consideration payable at the Closing in exchange for all Participating Shares and unexercised Options and Warrants (including the Bison Warrants) outstanding immediately prior to the Effective Time.

(b)           Subject to compliance with any requirements of the Paying Agent (and any withholding for Taxes) and the provisions of Section 2.02(g), each holder of Participating Shares, Options and Warrants (including the Bison Warrants) shall be entitled to receive the Per Share Merger Consideration, Option Consideration, Warrant Consideration and/or Bison Warrant Consideration, as applicable, payable at the Closing to such holder in accordance with this Agreement as promptly as reasonably practicable after the Effective Time.  No interest will be paid or accrued on the Per Share Merger Consideration, Option Consideration, Warrant Consideration or Bison Warrant Consideration payable with respect to Participating Shares, Options, Warrants or Bison Warrants.

(c)           As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to the record holders of the certificates representing the Common Stock (the “Company Stock Certificates”) (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration with respect to the number of shares of Common Stock represented by such Company Stock Certificate, and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.02, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Per Share Merger Consideration as contemplated by Section 1.06 and this Section 2.02.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Per Share Merger Consideration with respect to such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(d)           Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Participating Shares, Options and Warrants (including the Bison Warrants) as of the date that is six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand.  Any former holders of Participating Shares, Options and Warrants (including the Bison Warrants) who, at the end of such six (6) month period, have not received the Per Share Merger Consideration, Option Consideration, Warrant Consideration or Bison Warrant Consideration as the case may be, payable at the Closing, shall thereafter look to Parent and the Surviving Corporation for payment of such Per Share Merger Consideration, Option Consideration, Warrant Consideration or Bison Warrant Consideration, as the case may be, without any interest thereon.  Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares or holder of an Option or Warrant for any monies properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)           The Paying Agent shall invest any cash included in the Payment Fund as reasonably directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of the Participating Shares, Options and Warrants (including the Bison Warrants) in the amount of such losses, and (ii) such investments shall be solely in short-term obligations of the United States of America or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, in either case with maturities of no more than 30 days.  After payment of the Per Share Merger Consideration, the Option Consideration, Warrant Consideration or the Bison Warrant Consideration, as applicable, any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(f)           Any portion of the Payment Fund representing Merger Consideration payable in respect of Dissenters’ Shares for which appraisal rights have been perfected shall be returned to the Parent, upon demand.

(g)           Notwithstanding anything to the contrary set forth in this Agreement, the Parties have agreed that if certain matters set forth on Section 1.11 of the Company Disclosure Schedules (the “Escrow Matters”) are not resolved prior to the Closing Date: (i) Parent shall deposit the Escrow Amount with the Escrow Agent pursuant to the Escrow Agreement and the provisions of such Section 1.11 of the Company Disclosure Schedules; (ii) the Escrow Amount shall not be payable to the holders of Participating Shares, Options or Warrants at the Closing, and all such payments to such holders shall be reduced accordingly; and (iii) the Escrow Agreement shall provide that the portion of the Escrow Amount, if any, remaining after resolution of the Escrow Matters shall be paid to such holders as promptly as reasonably practicable after the resolution of the Escrow Matters.

Section 2.03    Closing of the Company’s Transfer Books.  At the Effective Time: (a) all holders of certificates representing shares of Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive the Per Share Merger Consideration as provided in Section 1.06, and (b) the stock transfer books of the Company shall be closed with respect to all shares of Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid Company Stock Certificate is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged for the applicable Per Share Merger Consideration as provided in this Article II, subject to Section 2.01 in the case of Dissenting Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the disclosure schedules with respect to this Agreement delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01    Organization and Qualification.

(a)           The Company and each of its Subsidiaries is a duly organized and validly existing corporation or other legal entity in good standing under the Laws of its jurisdiction of formation or organization, with all requisite entity power and authority to own, lease and operate its properties and conduct its business as currently conducted and as proposed to be conducted.  The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned, leased or operated by it or the conduct of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and is not reasonably likely to have a Material Adverse Effect.  The Company has heretofore provided to Parent true, correct and complete copies of the Articles of Incorporation and Bylaws of the Company and the articles of incorporation and bylaws (or similar governing documents), each as currently in effect, for each of the Company’s Subsidiaries and the Company and each of its Subsidiaries is in compliance in all respects with its respective articles of incorporation and bylaws (or similar governing documents).  Section 3.01(a) of the Company Disclosure Schedules sets forth a list of all Subsidiaries of the Company, the state of incorporation or organization and the foreign jurisdictions in which each such Subsidiary is qualified to do business.

(b)           Section 3.01(b) of the Company Disclosure Schedules sets forth with respect to the Company and each of its Subsidiaries:  (i) all directors and officers, (ii) all bank, payroll and securities brokerage accounts and all authorized signers for each such account; and (iii) all powers of attorney granted to any Person that are currently in effect.

Section 3.02    Capitalization.

(a)           The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, of which no more than 24,606,643 shares are issued and outstanding as of the date of this Agreement.  In addition, as of the date of this Agreement, there are outstanding Options to purchase an aggregate of 3,952,500 shares of Common Stock and Warrants to purchase an aggregate of 14,085,676 shares of Common Stock, including 7,941,926 shares of Common Stock issuable upon exercise of the Bison Warrants.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.  The Company has no Shares reserved for issuance except with respect to the exercise of the Options and Warrants (including the Bison Warrants) described in this Section 3.02(a), each of which is listed on Section 3.02(a) of the Company Disclosure Schedules, together with the name of the holder thereof, the number of Shares subject to such Option or Warrant, the number of vested Shares, the date of expiration and the exercise price thereof.  The cancellation of the Options and Warrants as set forth in Sections 1.08 and 1.09 will be in accordance with the terms of such Options and Warrants and any plans or agreements related thereto, and the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other securities of the Surviving Corporation in connection therewith. The Shares constitute the only class of securities of the Company or any of its Subsidiaries registered or required to be registered under the Exchange Act.

(b)           Except for the Options and Warrants (including the Bison Warrants) described in paragraph (a), there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the Shares, being referred to collectively as “Company Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares.  There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities.  Except as disclosed in Section 3.02(b) of the Company Disclosure Schedules, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.

(c)           The amount of each of (i) the Option Consideration, (ii) the Warrant Consideration and (iii) the Bison Warrant Consideration as of the date of this Agreement is, and as of the Closing Date shall be, zero dollars ($0).

(d)           Section 3.02(d)(i) of the Company Disclosure Schedules lists each Subsidiary of the Company and sets forth the Company’s percentage ownership and, with respect to non-Wholly-Owned Subsidiaries, ownership type in each such Subsidiary.  Each of the outstanding shares of capital stock or other securities of or interests in each such Subsidiary is duly authorized, validly issued, fully paid and nonassessable and the Company or one or more of its direct or indirect Wholly-Owned Subsidiaries is the record and beneficial owner of the applicable equity interests of each Subsidiary of the Company, free and clear of all Liens other than Permitted Liens.  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”).  There are no (x) outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities, or (y) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity securities of any entity that is not a Subsidiary of the Company.

Section 3.03    Authority; Board Action.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Vote and the satisfaction of the conditions set forth in Article VI, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Company Stockholder Vote and the filing of the Articles of Merger with the Nevada Secretary.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Requirements of Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           The Company’s Board of Directors has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and determined that the terms of this Agreement are fair to, and in the best interests of, the stockholders of the Company and (ii) approved this Agreement and the transactions contemplated hereby, and, subject to Section 5.03(d), resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Company (the “Company Board Recommendation”).

(c)           The approval by the Board of Directors of the Company of this Agreement, the Merger and the other transactions contemplated hereby referred to in Section 3.03(b) constitutes approval of this Agreement, the Merger and the other transactions contemplated hereby for purposes of Section 78.438 of the NRS and represents the only action necessary to ensure that the restrictions contained in Section 78.438 of the NRS do not and will not apply to the performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby.  No other antitakeover Law is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.04    Consents and Approvals; No Violation.

(a)           Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions by the Company contemplated hereby will, assuming that the conditions set forth in Article VI are satisfied, (i) violate or conflict with or result in any Breach of any provision of (A) the Articles of Incorporation or Bylaws or (B) the respective certificates of incorporation or bylaws or other similar governing documents of any Subsidiary, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained and are effective, any applicable waiting periods have expired and all filings described in such clauses have been made, conflict with or violate in any material respect any Laws binding upon the Company, any of its Subsidiaries or any of their respective assets or properties, or (iii) except as set forth in Section 3.04 of the Company Disclosure Schedules, violate or conflict with, or result in a Breach of any provision of, or require any consent, waiver or approval, or result in a default or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, amendment, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or result in the creation of any Lien (other than a Permitted Lien) upon any properties, assets or rights of the Company or any of its Subsidiaries, except as, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any material consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except (i)  the filing of the Articles of Merger with the Nevada Secretary, and (ii) filing of the Proxy Statement and any other filings required under the Exchange Act with the SEC.

Section 3.05    SEC Documents; Financial Statements; Internal Controls.

(a)           The Company has filed with the SEC all forms, reports, schedules, statements, financial statements and other documents required to be filed with the SEC by the  Company (together with all information incorporated therein by reference, the “SEC Documents”) since June 30, 2007.  No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.  As of their respective dates or, if amended prior to the date hereof, as of the amendment date, the SEC Documents complied, and any SEC Documents filed with the SEC after the date hereof will comply, in all material respects with the requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time it was filed or, if amended prior to the date hereof, as of the amendment date, contained, or if filed after the date hereof, as of the filing date, will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (each, a “Filed SEC Document”) has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains, and no Filed SEC Document filed after the date of this Agreement will contain, any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements (including the notes thereto) of the Company included in the SEC Documents comply as to form, as of their respective dates of filing or, if amended prior to the date hereof, as of the date of filing of the amendment, and any SEC Documents filed after the date hereof will comply as to form, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, or will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that will not be material in amount or effect).  The Company has heretofore made available or promptly will make available to the Parent a complete and correct copy of all amendments or modifications to the Filed SEC Documents (in draft or final form) which are required to be filed with the SEC but have not yet been filed with the SEC.  Except for liabilities and obligations incurred (A) in connection with this Agreement or the transactions contemplated hereby or (B) reflected or reserved against in the consolidated balance sheet of the Company as of March 31, 2010, including the notes thereto, the Company and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(c)           The Company maintains internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) in compliance with the requirements of the Exchange Act.  The Company’s internal control over financial reporting is a process designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is effective in performing the functions for which it was established.  Since the end of the Company’s most recent audited fiscal year, there has been (i) no significant deficiency or material weakness in the design or operation of the Company’s internal control over financial reporting (whether or not remediated) which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(d)           The Company maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) consisting of controls and other procedures designed to ensure that information the Company is required to disclose in reports it files or submits under the  Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and that such information is accumulated and communicated to management, including the Company’s Chief Executive Officer and Chief Financial Officer. The principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (the “Sarbanes-Oxley Act”), and the statements made in each such certification are accurate; the Company, its subsidiaries and its directors and officers are each in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

Section 3.06    Absence of Certain Changes.  Since March 31, 2010:

(a)           The Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice except for the transactions contemplated by this Agreement, and have not taken, permitted or suffered any action or occurrence that, if taken, permitted or suffered after the date hereof, would not be permitted under paragraphs (a) through (s) of Section 5.01 hereof, and there has not occurred a Material Adverse Effect.

(b)           The Company has not sustained any damage, destruction or loss by reason of fire, explosion, earthquake, casualty, labor trouble (including but not limited to any claim of wrongful discharge or other unlawful labor practice), requisition or taking of property by any government or agent thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of Contracts, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance) that has resulted or would be reasonably likely to result in a Material Adverse Effect.

Section 3.07    Related Party Transactions; Loans and Guarantees.  Except pursuant to this Agreement and the transactions contemplated hereby or as disclosed in Section 3.07 of the Company Disclosure Schedules:  (a) there are no material transactions or series of related transactions, agreements, arrangements or understandings, which involve any current or future obligations, nor are any such transactions or series of related transactions currently proposed, between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliated Persons, on the other hand, and true, complete and correct copies of such agreements and arrangements have been made available by the Company to Parent; (b) neither the Company nor any Subsidiary has made any loan to any Person which is outstanding in whole or in part, and neither the Company nor any Subsidiary has guaranteed the payment of any loan or debt of any Person pursuant to which the Company or any Subsidiary has or could have any current or future obligation, except for travel or similar advances made to non-officer employees in connection with their employment duties in the ordinary and usual course of business, consistent with past practice; and (c) none of the Company’s Affiliated Persons has, directly or indirectly, (i) an economic interest in any entity which furnishes or sells (or has, during the previous twelve (12) months, furnished or sold) services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to (or has, during the previous twelve (12) months, purchased from or sold or furnished to) the Company or any Subsidiary any goods or services, or (iii) a beneficial interest in any Contract of the Company or any Subsidiary; provided, however, that no such Company Affiliated Person shall be deemed to have such an economic interest solely by virtue of holding less than one percent (1%) of the outstanding voting stock of a corporation whose equity securities are traded on a recognized stock exchange in the United States.

Section 3.08    Insurance.  Section 3.08 of the Company Disclosure Schedules sets forth a true and complete list of (a) all liability and other insurance policies insuring the Company and its Subsidiaries against losses arising out of or related to the businesses of the Company and its Subsidiaries (and accurately describes the coverage carried and expiration dates of such policies) and all key man life insurance policies owned or maintained by the Company; and (b) a list of all pending claims under each such policy. Each of the Company and its Subsidiaries is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged and will be so covered after consummation of the transactions contemplated hereby.  The insurance policies listed in Section 3.08 of the Company Disclosure Schedules constitute insurance protection against all liability, claims and risks occurring in the ordinary course of business customarily included within comprehensive liability coverage and at amounts and levels customarily maintained for a business of this type.  All such policies are in full force and effect and are valid, outstanding and enforceable, and all premiums due thereon have been paid in full.  No such policy will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.  The Company and its Subsidiaries have complied in all material respects with the provisions of each policy under which it is the insured party, and all material claims under such policies have been filed in a timely fashion.  No insurer under any insurance policy has canceled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy, and no event specific to the Company or any Subsidiary has occurred which could reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums.

Section 3.09    Employee Matters.

(a)           The Company and each of its Subsidiaries has complied in all material respects with every Requirement of Law relating to the hiring, employment, termination, and classification of employees including, without limitation, provisions thereof relating to wages, overtime, hours, equal opportunity, mandatory or protected leaves of absence, meal and rest periods, record-keeping and collective bargaining.  There are no labor relations problems being experienced by the Company or any Subsidiary (including any union organization activities, threatened or actual strikes or work stoppages, slowdowns or material grievances).  There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act with respect to the Company or any Subsidiary within the six (6) months prior to date of this Agreement.

(b)           (i) Neither the Company nor any Subsidiary is delinquent in payments to any employee for any wage, salary, commission, bonus or other compensation for any services performed by them to date, amounts required to be reimbursed to such employees, or amounts that must be paid to an employee upon termination of employment in any material respect; (ii) there is no unfair labor practice complaint against the Company or any Subsidiary pending before the National Labor Relations Board or any other Governmental Authority; (iii) no labor union currently represents the employees of the Company or any Subsidiary, nor is the Company or any of its Subsidiaries the subject of any proceeding  seeking to compel it to bargain with any labor union; (iv) there is not pending or, to the Company’s Knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries ; and (v) no employee of the Company or any Subsidiary has made a formal or informal complaint that, if true, would constitute a material violation of any Law.

(c)           To the Company’s Knowledge, no employee of the Company or any Subsidiary is bound by any agreement with any other Person that is violated or breached by such employee performing the services that he or she is currently performing for the Company or such Subsidiary.  Except as set forth on Section 3.09(c) of the Company Disclosure Schedules, every employee of the Company and each of its Subsidiaries is employed on an at-will basis and no employee has a Contract with the Company or any Subsidiary that would interfere with the ability of the Company or such Subsidiary to discharge any such employee.

Section 3.10    Employee Benefit Plans.

For purposes of this Section 3.10, the term “Company and its Subsidiaries” shall include any Person organized under the laws of the United States or operating therein that is or would be aggregated with the Company and its Subsidiaries under Section 414(b), (c), (m), or (o) of the Code (an “ERISA Affiliate”').  However, this Section 3.10 shall not apply to a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA), except as expressly referred to herein.

(a)          Section 3.10 of the Company Disclosure Schedules sets forth a true, correct and complete list of:

(i)           Each termination, change in control or severance agreement involving Company and its Subsidiaries, on the one hand, and any of their respective employees, on the other hand;

(ii)          All employee benefit plans, as defined in ERISA Section 3(3);

(iii)         All other profit-sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other benefits or compensation arrangements; and

(iv)         Each Multiemployer Plan;

in each case of the foregoing clauses (i) through (iv), maintained or contributed to by each of the Company and its Subsidiaries for the benefit of its employees (or former employees) and/or their beneficiaries or under which a Company or any Subsidiary may incur any liability.  All of these types of arrangements (excluding any Multiemployer Plan) shall be collectively referred to as “Benefit Plans.”

(b)          The Company has delivered to Purchaser a true and complete copy of the following documents, to the extent that they are applicable:

(i)           Each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance Contracts), including all amendments and any related actuarial reports and the most recent periodic accounting of related plan assets;

(ii)          The current summary plan description and all subsequent summaries of material modifications of each Benefit Plan;

(iii)         The most recent Internal Revenue Service determination letter for each Benefit Plan that is intended to qualify for favorable income Tax treatment under Section 401(a) or 501(c)(9) of the Code, which determination letter reflects all amendments that have been made to the plan (except as set forth in Section 3.10 of the Company Disclosure Schedules); and

(iv)         The three (3) most recent Form 5500s (including all applicable Schedules and the opinions of the independent accountants) that were required to be filed on behalf of any Benefit Plan.

(c)          All costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid.  All other amounts that should be accrued to date as liabilities of the Company and its Subsidiaries under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the Books of the Company and its Subsidiaries.  There will be no liability of the Company or any Subsidiary (i) with respect to any Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Effective Time.

(d)         Each Benefit Plan has been operated at all times in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, with all applicable laws, including ERISA and the Code.  The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code.

(e)          No event has occurred (either before or after the date of the letter) that would disqualify any Benefit Plan.

(f)           Neither the Company nor any Subsidiary maintain any plan that provides (or will provide) medical, death or other benefits to one or more former employees or independent contractors (including retirees) following termination of employment, other than benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights. The Company and its Subsidiaries have complied in all material respects with the continuation coverage requirements of COBRA.

(g)          There are no investigations, proceedings, lawsuits or claims pending or, to the Company’s Knowledge, threatened relating to any Benefit Plan.

(h)          The Company and its Subsidiaries do not have any intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be increased subsequent to the date documents were provided to Parent except in the ordinary course of business and as required by any such Benefit Plan.  No statement, either oral or written, has been made by the Company or any Subsidiary (or any agent of the Company or any Subsidiary) to any Person regarding any Benefit Plan that is not in accordance with the Benefit Plan that could have adverse economic consequences to the Company or any Subsidiary.

(i)           None of the Persons performing services for the Company or any Subsidiary has been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

(j)           None of the Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of the transactions contemplated by this Agreement or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of the transactions contemplated by this Agreement or (B) as a result of the consummation of this transaction and any actions taken by the Company or any Subsidiary after the Effective Date. Furthermore, the consummation of this transaction will not require the funding (whether formal or informal) of the benefits under any Benefit Plan (e.g., contributions to a "rabbi trust").

(k)          None of the assets of any Benefit Plan that is a "pension plan" within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance Contract that is subject to any surrender charge, interest rate adjustment, or other similar expense upon its premature termination.

(l)          No Benefit Plan has any interest in any annuity Contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

(m)         With respect to each Benefit Plan that is subject to Title IV of ERISA:

(i)           No amount is due or owing from the Company or any Subsidiary to the PBGC, other than a liability for premiums under ERISA Section 4007;

(ii)          All premiums have been paid to the PBGC on a timely basis;

(iii)         The value, determined on a termination basis using the actuarial assumptions stated in the plan, of all accrued and ancillary benefits (whether or not vested) under each such plan did not exceed, as of the most recent valuation date, and will not exceed as of the Effective Time, the then-current fair market value of the assets of the plan;

(iv)         No reportable events (within the meaning of ERISA Section 4043) have occurred;

(v)          There is no accumulated funding deficiency (within the meaning of Code Section 412 or ERISA Section 302), whether or not such deficiency has been waived;

(vi)         There is no “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of “current value of assets” accrued but unpaid contributions); and

(vii)        the Company and each ERISA Affiliate has made when due any “required installments” within the meaning of Section 430(j) of the Code and Section 303(j) of ERISA, whichever may apply.

(n)          None of the Company or any Subsidiary has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan, and no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of the occurrence of any withdrawal (partial or otherwise) from, or the partition, termination, reorganization, or insolvency of any Multiemployer Plan that could result in any liability on behalf of the Company or any Subsidiary to a Multiemployer Plan.  All contributions required to be made by the Company and its ERISA Affiliates to any Multiemployer Plan have been timely made.

(o)          The aggregate liability of the Company and its Subsidiaries to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent plan year of the Multiemployer Plan ended prior to the date hereof would not exceed ($100,000). To the Company’ Knowledge, there has been no material change in the (i) financial condition of any Multiemployer Plan, (ii) actuarial assumptions, (iii) required level of Company or any Subsidiary contributions, or (iv) level of benefits provided under any Multiemployer Plan since the close of the most recent plan year of the Multiemployer Plan that, individually or in the aggregate, would materially increase the amount of this liability.

(p)           No Termination Event has occurred or is reasonably expected to occur that, when taken together with all other such Termination Events, could reasonably be expected to result in material liability to the Company and its Subsidiaries.

(q)           The Company and its Subsidiaries have previously administered and shall continue to administer all of their “nonqualified deferred compensation plans” (within the meaning of Code Section 409A) and all Benefit Plans (each, a "409A Plan") to be in full compliance in all material respects, in both form and operation, with the requirements of Code Section 409A and the regulations and guidance promulgated thereunder.  No payment made or to be made under a 409A Plan is or will be subject to any taxes or penalties imposed by Code Section 409A.  No stock option, stock appreciation rights or other equity based compensation awards issued or to be issued by any of the Company and its Subsidiaries (each, an "Equity Award”) shall be subject to the requirements of Code Section 409A and the issuance of all Equity Awards shall be supported by a valuation that is entitled to the presumption of reasonableness provided by Treasury Regulation I.409A-l(b)(5)(iv)(b)(2)(i). All existing 409A Plan documents are in full compliance with the requirements of Code Section 409A and do not require any amendments or modifications to achieve compliance with Code Section 409A.

(r)           Section 3.10 of the Company Disclosure Schedule sets forth the amount of any payments that are required to be made by the Company at or prior to the Closing or that the Surviving Corporation may be required to make at or following the Closing pursuant to any agreement to which any director or officer of the Company is a party on the date hereof, by reason of the consummation of the transactions contemplated by this Agreement and assuming that such agreement has not been modified, terminated or superseded at the time of the Closing, setting forth the name of the applicable officer or director, and the amount of the payment obligation that would be payable to such officer or director (collectively, the “Change in Control Payments”).

Section 3.11    Litigation.  There is no litigation, claim, action, suit, proceeding, arbitration, mediation or investigation by a Governmental Authority or other Person pending or, to the Company’s Knowledge, threatened in writing against or relating to the Company or any of its Subsidiaries or any properties or assets of the Company or any of its Subsidiaries that (i) if adversely decided would reasonably be expected to result in Damages payable by the Company or any of its Subsidiaries in an amount, individually or, with respect to related matters, in the aggregate in excess of $100,000, (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby, or (iii) if adversely determined against the Company or any of its Subsidiaries could result in the Company or any of its Subsidiaries being convicted of a felony or the equivalent thereof.  Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award that individually or, with respect to related matters, in the aggregate, would, or would reasonably be expected to (x) prevent or delay the Company from performing its obligations under this Agreement or (y) result in Damages payable to or by the Company or any of its Subsidiaries in an amount, individually or, with respect to related matters, in the aggregate, in excess of $100,000.

Section 3.12    Tax Matters.  Except as set forth on Section 3.12 of the Company Disclosure Schedules:

(a)           Tax Returns.  Each of the Company and its Subsidiaries has filed (or has had filed on its behalf) with the appropriate taxing authorities all Income Tax Returns and all other material Tax Returns required to be filed through the date hereof. All such Tax Returns filed are complete and accurate in all material respects. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.  Since January 1, 2006, no written claim has been delivered to the Company by any taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(b)           Payment of Taxes.  All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid (other than Taxes not currently payable and Taxes subject to a bona fide dispute, which Taxes in either case have been adequately reserved), except where the failure to pay such Taxes would not be reasonably likely to have a Material Adverse Effect.  The unpaid Taxes of the Company and its Subsidiaries did not, as of March 31, 2010, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company’s balance sheet as of such date (rather than in any notes thereto).  Neither the Company nor any of its Subsidiaries is party to, bound by, or currently has any liability for any Taxes of any person (other than the Company or any of its Subsidiaries) under any (i) Tax sharing agreement, (ii) Tax indemnity agreement (iii) or similar agreement or arrangement with respect to Taxes.

(c)           Disputes or Claims; Audits.  There is no material dispute, claim or audit concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised by any Governmental Authority, in respect of which the Company or any Subsidiary has received a written notice from any such Governmental Authority.  Section 3.12 of the Company Disclosure Schedules lists all Income Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after January 1, 2007, indicates those of such Income Tax Returns that have been audited, and indicates those of such Income Tax Returns that currently are the subject of audit (in each case, to the extent the Company has been delivered a written notice from the applicable Governmental Authority regarding such audit).  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency, which waiver or extension has not lapsed or expired, as applicable.

(d)           Liens. There are no Liens for Taxes (other than for Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(e)           Affiliated Groups.  None of the Company or any Subsidiary is and has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than a group the common parent of which is or was the Company).

(f)           Tax Sharing Agreements.  Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(g)          No FIRPTA Withholding.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

(h)          Withholding.  The Company and each of its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign law) and has, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Laws, except, in each case, where the failure to so comply or so withhold, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(i)           Income Recognition.  Neither the Company nor any of its Subsidiaries shall be required to include in a Taxable period ending after the Closing Date taxable income attributable to income that, as an economic matter, accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of (i) (the installment method of accounting or an open transaction, (ii) the completed contract method of accounting, (iii) the long-term contract method of accounting, (iv) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code, (v) a change in method of accounting for a taxable period ending on or prior to the Closing Date or (vi) prepaid amounts received on or prior to the Closing Date).

(j)           Disclosure.  The Company has delivered or made available to Parent for inspection (i) complete and correct copies of all material Tax Returns of the Company and each of its Subsidiaries for all Taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all Tax rulings (including private letter rulings), revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, transfer pricing studies, valuation studies and any similar documents, submitted by, received by or agreed to by or on behalf of any of the Company or its Subsidiaries, or, to the extent related to the income, business, assets, operations, activities or status of any of the Company or its Subsidiaries, submitted by, received by or agreed to by or on behalf of any affiliated group of which any of the Company or its Subsidiaries is or has ever been a part, and relating to Taxes for all Taxable periods for which the statute of limitations has not yet expired.

(k)          Listed Transactions.  Neither the Company nor any of its Subsidiaries has been a party to a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(l)           Section 482.  Neither the Company nor any of its Subsidiaries is party to any cost-sharing agreement or similar arrangement that is not in compliance with Treasury Regulation Section 1.482-7T (or any applicable prior Treasury Regulations) and any comparable provision of any federal, state, local, domestic or foreign Tax Law

(m)           Section 355 Matters.  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in (A) any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two-year period ending on the date of this Agreement, or (B) in a distribution that constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e)(2) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 3.13    Compliance with Laws and Permits.

(a)           Each of the Company and its Subsidiaries has at all times been in compliance with all applicable statutes, rules, regulations and requirements of all federal, state, and local commissions, boards, bureaus and agencies having jurisdiction over the Company or such Subsidiary and their operations, including, without limitation, laws relating to certificates of need, false claims, false representations, anti-kickback and other provisions of the Medicare/Medicaid fraud and abuse laws (42 U.S.C. § 1320a-7 et seq.), the Health Insurance Portability and Accountability Act of 1996, and the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn), except for failures to comply that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.  Neither the Company nor any Subsidiary has engaged in false billing or a pattern of negligent billing with respect to Medicare or Medicaid, and, to the  Company’s Knowledge, no Person with which the Company or any Subsidiary has a Contract has engaged in any of the foregoing.  Each of the Company and each of its Subsidiaries has timely and accurately filed all reports, returns, data, and other information required by federal, state, municipal or other governmental authorities which control, directly or indirectly, any of the Company’s or such Subsidiary’s activities to be filed with any commissions, board, bureaus and agencies and has paid all sums heretofore due with respect to such reports or returns.  Except as set forth on Section 3.13 of the Company Disclosure Schedules, neither the Company nor any Subsidiary has been in the past five (5) years subject to any audit, investigation or order by any Governmental Authority, including, without limitation, The Centers for Medicare and Medicaid Services or the Office of the Inspector General.  In addition, to the Company’s Knowledge (without, in the case of this Section 3.13, any obligation to inquire of any Person with which the Company or any Subsidiary has a Contract), no Person with which the Company (including any Subsidiary) has a Contract has been the subject of an audit, investigation, recoupment demand or request, or any review by any State or Federal agency, or any third party payer,  as the result of or related to the relationship between that Person and the Company, or any charges, bills or records submitted which reflect the financial or clinical relationship between such Person and the Company, or the charges made by the Company to such Person.  No employee or independent contractor of the Company or any Subsidiary has ever been excluded from a federal health care program, including, without limitation, Medicare or Medicaid.  No Person holding a 5% or greater equity interest or a debt interest in the Company or any Subsidiary is in a position to make referrals, to or generate business for the Company or any Subsidiary, or make referrals to or generate business for any Person (other than the Company or any Subsidiary) which is a party to a Hospital Contract, and each of the Company and each of its Subsidiaries represents and warrants that such Persons have not made such referrals or generated such business.

(b)           Neither the Company, any of its Subsidiaries nor any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment prohibited by applicable Law.

(c)           The Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, certificates, approvals, permissions, notifications, waivers, orders, exemptions and franchises from Governmental Authorities required to own, lease and operate their properties and conduct their businesses as currently conducted and as proposed to be conducted in accordance with current plans previously disclosed to Parent in writing (“Permits”), other than Permits the failure to possess which would not be reasonably likely to have a Material Adverse Effect.  Such Permits are in full force and effect, and all applications, notices or other documents have been timely filed as required to effect timely renewal, issuance or reissuance of such Permits.  There has occurred no material violation of, suspension, reconsideration, imposition of penalties or fines or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit that is currently in effect, in each case to the extent uncured or otherwise unresolved, other than an expiration of a Permit in the ordinary course of business.

Section 3.14    Environmental Matters. With respect to the generation, transportation, treatment, storage, disposal or other handling of Medical Waste, each of the Company and its Subsidiaries have complied with all Medical Waste Laws, other than failures to comply which individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect.  Except as set forth Section 3.14 of the Company Disclosure Schedules, (a) the Company has not used, nor to the Company’s Knowledge, none of the Company’s or any Subsidiary’s properties or assets, including without limitation any Center now or previously operated by the Company or any Subsidiary, has ever been used by any other Person, in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation of any Environmental Law, (b) neither the Company nor any of its Subsidiaries has utilized any transporters or disposal facilities for the transport or disposal of Hazardous Materials, other than Medical Waste, (c) none of the properties or assets operated by Company or any Subsidiary, or to the Company’s Knowledge, any assets or properties owned by another Person and on which the Company or any Subsidiary has now or previously operated any Center, has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials release or disposal site, (d) none of the Company or any Subsidiary has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any real property now or previously owned or operated by the Company or any Subsidiary including without limitation any Center, (e) none of the Company or any Subsidiary has received a summons, citation, notice, directive, order or inquiry from the Environmental Protection Agency or any other federal, state or local governmental agency concerning any action or omission by the Company or any Subsidiary resulting in the release or disposing of Hazardous Materials into the environment or with respect to the presence or release of Hazardous Materials on, under, in or from the Company’s or any Subsidiary’s current or former Properties or assets including without limitation the Centers, and (f) the Company has not, and to the Company’s Knowledge, no other Person has, caused any Hazardous Materials to be present on, in or under any of the Company’s or any Subsidiary’s properties or assets, including without limitation any Center now or previously operated by the Company or any Subsidiary, except for Medical Waste or any types or amounts of Hazardous Waste that do not require material remediation, mitigation, monitoring or other control under any Environmental Law.

Section 3.15    Proprietary Rights.

(a)           Section 3.15(a) of the Company Disclosure Schedules sets forth (i) a complete and correct list of all of the Company’s and each of its Subsidiary’s registered Proprietary Rights, material unregistered Proprietary Rights, Internet domain names and material software included in the Company’s or any Subsidiary’s Proprietary Rights; (ii) all written material licenses for which the Company or any Subsidiary is a party either as a licensee or licensor (specifying its status); and (iii) any other material agreements under which the Company or any Subsidiary grants or receives any rights to Proprietary Rights.  All licenses listed on Section 3.15(a) of the Company Disclosure Schedules are in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated by this Agreement.

(b)           The Company and each of its Subsidiaries owns, or is licensed to use, all Proprietary Rights necessary for the conduct of its business as currently conducted and as proposed to be conducted, except as set forth in Section 3.15(b) of the Company Disclosure Schedules and except for any Proprietary Rights as to which the failure to own or license would not be reasonably likely to cause a Material Adverse Effect.  The Proprietary Rights owned by the Company or any Subsidiary, and to the Company’s  Knowledge, the Proprietary Rights used by the Company or any Subsidiary and owned by any other Person, are valid, subsisting, in full force and effect, and have not been cancelled, expired or abandoned.  Except for the Permitted Liens, the Company’s Proprietary Rights are not subject to any Liens and are not subject to any restrictions or limitations regarding use or disclosure other than pursuant to written license agreements applicable thereto. Other than as set forth in Section 3.15(b) of the Company Disclosure Schedules, no claim has been asserted or is pending by any Person challenging or questioning the use of any Proprietary Right or the validity or effectiveness of any Proprietary Right, nor does the Company or any Subsidiary have any knowledge of any valid basis for any such claim.  To the Company’s Knowledge, neither the use of Proprietary Rights by the Company and each of its Subsidiaries nor the continued operation of the Company’s and each of its Subsidiaries’ businesses as presently conducted and as proposed to be conducted will infringe on, interfere with, impinge upon, misappropriate, or otherwise come into conflict with, any rights of any Person in any material respect.  To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise conflicted with any of the Company’s Proprietary Rights, and no such claims have been brought or threatened against any Person by the Company or any Subsidiary.

(c)           Set forth on Section 3.15(c) of the Company Disclosure Schedules is a list of all material third party software licenses of the Company, each of which shall continue in full force and effect following the Closing without the payment of any additional fee.  Such third party software licenses are fully-paid up and are sufficient to conduct the Company’s business as presently being conducted.  The Company is not presently using, and has not in the past used, any unlicensed copies of any third-party software in the operation of its business except public domain software, nor has the Company failed to properly license and pay for any software  used in the operation of its business.

Section 3.16    Title to Assets; Real Property.

(a)          The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in their business, free and clear of any Liens, except for Permitted Liens.

(b)          The assets (tangible and intangible, real and personal) owned and leased by the Company and its Subsidiaries are, as of the date hereof, and will be, on the Closing Date, sufficient in all material respects for the Company and its Subsidiaries to carry their business as currently conducted and as proposed to be conducted.

(c)          Neither the Company nor any of its Subsidiaries owns any real property.

(d)          The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases of real property to which the Company or any of its Subsidiaries are a party or under which the Company or any of its Subsidiaries are operating.  Section 3.16 of the Company Disclosure Schedules sets forth a complete and accurate list of all such leases.  All of such leases are valid and subsisting and no material default by the Company or any Subsidiary exists under any of them.

(e)          To the Company’s Knowledge, neither its operations nor the operations of its Subsidiaries on any leased real property, nor such real property, including improvements thereon, violate in any material respect any applicable building code zoning requirement, or classification, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

Section 3.17    Hospital and Medical Provider Contracts; Relationships with Customers and Suppliers.

(a)           Section 3.17 of the Company Disclosure Schedules sets forth a complete and accurate list of all Hospital Contracts and Medical Provider Contracts and any amendments thereto, and any Hospital Contracts and Medical Provider Contracts in process.  Since March 31, 2010, there has been no material adverse change in the business relationship or prospects of the Company or any of its Subsidiaries with any customer or supplier. The Company is neither aware nor has any reason to believe that any of the Company’s customers or suppliers has terminated, or intends to materially reduce or terminate, the amount of its business with the Company, and the Company has no reason to believe that such termination or alteration would occur as a result of the consummation of the Merger and the transactions contemplated by this Agreement.

(b)           Neither the Company nor any Subsidiary is excluded from participation in the Medicare program.

(c)           Neither the Company nor any Subsidiary is excluded from participation in the Medicaid program.

(d)           Neither the Company nor any Subsidiary is excluded from participation in the TRICARE (f/k/a CHAMPUS) program, any commercial or workers compensation contracting arrangement, or any other state or federal health care program.

Section 3.18      Inventory and Equipment; Accounts Receivable. The Company and each of its Subsidiaries keeps accurate, correct and complete records itemizing and describing the type, quality, and quantity of its inventory and equipment and the book value thereof.  All of the equipment is used or held for use in the Company or the Subsidiary’s business and is, in the reasonable judgment of the Company, fit for such purposes in all material respects. The inventories of the Company and its Subsidiaries are, except as adequately reserved for on the financial statements provided to the Purchaser, in good and marketable condition, not obsolete, slow moving or defective, and with respect to such inventories as of the Effective Time, useable or saleable in the ordinary course of business.  All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions by the Company and its Subsidiaries in the ordinary course of its business.  Except as set forth in Section 3.18 of the Company Disclosure Schedules, all accounts and notes receivable reflected in the SEC Documents are (i) valid, genuine and existing, (ii) subject to no defenses, setoffs or counterclaims, (iii) collectible in the ordinary course of business, net of applicable reserves as disclosed in the financial statements included in the SEC Documents, and (iv) will be paid in full, net of reserves, in the ordinary course of business.  No customer of the Company with an account balance is involved in voluntary or involuntary bankruptcy proceedings or has notified the Company or any Subsidiary that such customer will not pay its account.

Section 3.19      Contracts.

(a)           Each material Contract to which the Company or any Subsidiary is a party is legal, valid, binding and enforceable against the parties thereto in accordance with its terms and is in full force and effect as of the date hereof and will be so in effect on the Closing Date.  All parties to each such material Contract are in compliance with the material terms thereof, and no default or event of default by the Company or any Subsidiary or, to the Company’s Knowledge, any counterparty to such Contract, exists thereunder.  Neither the Company nor any Subsidiary is a party to any Contractual Obligation that restricts it from carrying on its business or any part thereof, or from competing in any line of business or with any other Person in any material respect.

(b)           Except as set forth on Section 3.19 of the Company Disclosure Schedules (which Section may include cross-references to other sections of the Company Disclosure Schedules where such Contracts are listed), neither the Company nor any Subsidiary is a party to or bound by:

(i)            any employment or consulting agreement, Contract or commitment with any officer, director, employee, or member of the Company’s Board of Directors, other than those that are terminable by the Company or any Subsidiary on no more than thirty (30) days’ notice without liability or financial obligation;

(ii)           any Contract of indemnification;

(iii)          any Contract relating to Indebtedness or to the granting of a Lien on any assets, or any guaranty of any obligation in respect of Indebtedness or otherwise;

(iv)          any agreement, Contract or commitment relating to the disposition or acquisition of (x) a material amount of assets or (y) assets outside the ordinary course of the Company’s business;

(v)           any Contract or group of Contracts which provide for the purchase of goods or services from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of $100,000;

(vi)          any partnership, joint venture or joint marketing, or development agreement;

(vii)         any Contracts which involve commitments to make capital expenditures in excess of $100,000 in the aggregate; or

(viii)        any other material Contract or commitment of the Company or its Subsidiaries not otherwise identified in a schedule hereto.

Section 3.20      Fairness Opinion. Prior to the execution of this Agreement,  Gleacher & Company Securities, Inc. (formerly known as Broadpoint Capital, Inc.), the Company’s financial advisor (the “Financial Advisor”), has rendered its opinion to the Company’s Board of Directors to the effect that, as of the date the Company’s Board of Directors approved this Agreement, and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Per Share Merger Consideration to be received by holders of Participating Shares in the Merger pursuant to this Agreement was fair to the such holders of Common Stock, from a financial point of view (the “Fairness Opinion”); it being agreed that neither Parent nor Merger Sub (nor any of their affiliates) shall be entitled to rely on the Fairness Opinion. The Company has been authorized by the Financial Advisor to include, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the Fairness Opinion (and references thereto) in the Proxy Statement.

Section 3.21     Indebtedness.  Set forth on Section 3.21 of the Company Disclosure Schedules are the principal of, and interest on, the Signature Bank Indebtedness and the Bison Notes, (collectively, the “Repaid Indebtedness”) outstanding on the date hereof, and the amount of the such Repaid Indebtedness anticipated to be outstanding on a monthly basis during the period beginning on the date hereof and ending on the Outside Date.

Section 3.22     Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, other than the Financial Advisor, whose fees and expenses shall be paid by the Company.  The fee provisions of the Company’s agreement with the Financial Advisor relating to the transactions contemplated by this Agreement have previously been disclosed to the Parent.

ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedules delivered by Parent to the Company with respect to this Agreement on the date hereof (the “Parent Disclosure Schedules”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01      Organization and Qualification; Certificate of Incorporation; Bylaws.  Each of Parent and Merger Sub is a duly organized and validly existing organization in good standing under the Requirements of Law of its jurisdiction of formation, with all requisite entity power and authority to own its properties and conduct its business as currently conducted.  Each of Parent and Merger Sub is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified has not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.  True, correct and complete copies of the certificate of incorporation, bylaws or other organizational documents, each as amended to date, of each of Parent and Merger Sub have been provided to the Company.  Each such certificate of incorporation, bylaws or other organizational document is in full force and effect. Each of Parent and Merger Sub is in compliance in all respects with its respective certificate of incorporation and bylaws (or similar governing documents).

Section 4.02      Authority for this Agreement.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except as has not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the adoption of this Agreement by the sole stockholder of Merger Sub and the filing of the Articles of Merger with the Nevada Secretary.  Parent will cause the shares of Merger Sub to be voted in favor of adoption of this Agreement by Merger Sub immediately following the execution of this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Requirements of Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.03      Consents and Approvals; No Violation.

(a)           Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any Breach of any provision of the respective organizational documents of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained and are effective, all applicable waiting periods have expired and all filings described in such clauses have been made, conflict with or violate any Requirements of Law binding upon the Parent or Merger Sub or any of their respective assets or properties, or (iii) violate or conflict with or result in a Breach of any provision of, or require any consent, waiver or approval, or result in a default or result in the loss of benefit under, or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties or assets may be bound, except in the case of clauses (ii) and (iii), which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)           The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the adoption of this Agreement by the sole stockholder of Merger Sub (which Parent is obligated to cause to occur pursuant to Section 4.02), (ii)  the filing of the Articles of Merger with the Nevada Secretary, and (iii)  any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.04      Financial Capability.

(a)           Sverica agrees, subject to the satisfaction of the conditions set forth in Sections 6.01 and 6.02, to purchase or cause its Affiliates to purchase up to $20,828,912 of capital stock in the Parent (the “Equity Investment”).

(b)           The Parent has received (i) a commitment letter from Signature Bank (“Senior Lender”) dated September 30, 2010 (the “Senior Lender Commitment Letter”) and (ii) a commitment letter from BNY Mezzanine Partners, L.P. (“Junior Lender”) dated September 28, 2010 (the “Junior Lender Commitment Letter”; the Junior Lender Commitment Letter together with the Senior Lender Commitment Letter, the “Commitment Letters”; the Senior Lender, together with the Junior Lender, the “Lenders”), each relating to the several commitments of the Lenders to provide the debt financing, and with respect to the Junior Lender, equity financing of $3,000,000, required to consummate the Merger on the terms contemplated by this Agreement (the “Financing”).

(c)           The proceeds of the Equity Investment, together with the proceeds of the Financing, will provide Parent with adequate equity and debt financing to consummate the transactions contemplated hereby, including the Merger, and to pay the aggregate Merger Consideration, the Option Consideration, the Warrant Consideration and the Bison Warrant Consideration, and to make the payments required in satisfaction of the condition set forth in Section 6.03(d).

Section 4.05      Solvency of the Surviving Corporation.  Immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred debts beyond its ability to pay them as they become due, in each case assuming (x) the accuracy of the representations and warranties of the Company set forth in Article III hereof, and (y) that the Company was solvent (as defined in clauses (i), (ii) and (iii) above) immediately prior to the Effective Time.

Section 4.06      Operations of Parent and Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no Liabilities or obligations other than as contemplated herein.  As of the date hereof and through the Effective Time, Parent has and will continue to have sufficient working capital to meet its pre-Closing obligations hereunder, including but not limited to, funds to pay any commitment fees, filing fees and the costs of applying for, and obtaining, all approvals from Governmental Authorities, and to advance, pay or reimburse the Company for all fees, costs and expenses required to be advanced or reimbursed by Parent pursuant to any provision of this Agreement or in connection with any transaction contemplated by this Agreement.

Section 4.07      Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Parent, Merger Sub or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.01      Conduct of Business of the Company.  Except as required or contemplated by this Agreement, required by applicable Requirements of Law or consented to in writing by Parent, which consent shall not be unreasonably withheld or delayed, or as set forth in Section 5.01 of the Company Disclosure Schedules, during the period from the date of this Agreement to the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.01, (i) the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary course of business consistent, in all material respects, with past practice, (ii) the Company will use and will cause each of its Subsidiaries to use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries, except where the failure to preserve or maintain such relationships would not be material to the Company and its Subsidiaries, and (iii) the Company will not and will not permit any of its Subsidiaries to:

(a)           adopt or propose any amendments to its Articles of Incorporation or Bylaws or the respective certificates of incorporation, bylaws or other similar governing documents of any Subsidiary of the Company;

(b)           issue, sell, grant options or rights to purchase, deliver, transfer, pledge, encumber or otherwise subject to any Lien or agree or commit to or authorize or propose to issue, sell, grant options or rights to purchase, deliver, transfer, pledge, encumber or otherwise subject to any Lien, any equity securities of the Company or equity interests in any Subsidiary of the Company, other than issuances of Shares pursuant to the exercise of Options or Warrants (including the Bison Warrants) that are outstanding as of the date of this Agreement;

(c)           acquire or redeem, directly or indirectly, or amend the terms of, any equity securities of the Company or equity interests in any Subsidiary of the Company (other than securities of Wholly-Owned Subsidiaries);

(d)           (i) adjust, split, combine, recapitalize or reclassify its capital stock, or (ii) declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on any shares of its capital stock (other than dividends or other distributions by Wholly-Owned Subsidiaries of the Company);

(e)           make any change to any of the accounting methods, principles or practices used by it, except as required by any applicable Requirement Law or GAAP;

(f)           settle or compromise any U.S. or non-U.S. federal, state or local income Tax Liability in excess of $50,000 individually or $100,000 in the aggregate;

(g)           with respect to any officer, employee or director of the Company, except as provided in Section 5.01 of the Company Disclosure Schedules, or as required by the terms of any existing agreement between the Company or any of its Subsidiaries and such officer, director or employee, or any Benefit Plan as in effect on the date hereof, (i) grant any loan or increase in compensation (including incentive compensation), benefits or perquisites, (ii) grant any increase in severance or termination pay or termination benefits, (iii) enter into any employment, loan, retention, consulting, indemnification, or similar agreement, (iv) enter into any change of control, severance, termination or similar agreement, (v) amend, waive or otherwise modify in any material respect any of the terms of any employee stock option or stock option plan of the Company, or (vi) establish or amend any Benefit Plan or trust agreement or other operative document relating to any Benefit Plan;

(h)           enter into any material new line of business outside of its existing business; or enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any geographic area;  or enter into any partnership arrangements, joint venture arrangements or strategic alliances;

(i)           (A) commence any Proceeding, or (B) compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements that involve the payment of monetary Damages not in excess of $50,000 individually or $100,000 in the aggregate and do not concede any fault on the part of the Company or any of its Subsidiaries or impose any material restrictions on any of their future activities;

(j)           except for Permitted Liens, sell, pledge, dispose of, transfer, lease, license or encumber, or authorize the sale, pledge, disposition, transfer, lease, license or encumbrance of, any property or assets of the Company or any of its Subsidiaries valued in excess of $100,000 individually or in the aggregate;

(k)           incur or modify any Indebtedness, except for Indebtedness under the Company’s existing credit facilities (or renewals or refinancings thereof with the same lenders);

(l)           (i) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries other than a liquidation of a Wholly-Owned Subsidiary in connection with which all Liabilities of such Subsidiary are assumed by the Company or any of its Wholly-Owned Subsidiaries, or (ii) acquire (by merger, amalgamation, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein;

(m)           authorize or make any new capital expenditures (i) in excess of $50,000 individually or $100,000 in the aggregate, or (ii) which are not made in the ordinary course of business consistent with past practice and current plans previously disclosed to Parent in writing;

(n)           amend, modify, extend, renew or terminate, other than in accordance with its terms in effect as of the date hereof, any existing real property lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property with a term longer than five years or a total rental obligation over the term of such lease, sublease, license or other agreement of $50,000 individually or $100,000 in the aggregate for the same properties, other than leases or other Contractual Obligations with Hospitals relating to new Centers entered into in the ordinary course of business on terms materially consistent with past practice and current plans previously disclosed to Parent in writing;

(o)           write up, write down, or write off the book value of any assets material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice or as required by GAAP;

(p)           enter into any material transaction or contract except in the ordinary and usual course of business consistent with past practice;

(q)           enter into any transaction or take any other action that would reasonably be expected to prevent or materially delay the completion of the Merger or result in any of the conditions set forth in Article VI not being satisfied;

(r)            fail to timely file any SEC Document required to be filed by the Company; or

(s)           authorize, commit or agree to take any of the foregoing actions.

Section 5.02      Control of Operations Pending the Effective Time. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operation.

Section 5.03      No Solicitation.

(a)           From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement pursuant to Section 7.01, the Company shall not, and shall cause its Subsidiaries and its Representatives not to, directly or indirectly:  (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the submission of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or provide access to the books, records, properties or employees of the Company or its Subsidiaries or furnish to any Person any nonpublic or confidential information or data with respect to any Acquisition Proposal or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or any agreement, arrangement or understanding relating to an Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing), or enter into any merger agreement, letter of intent, confidentiality agreement (other than an Acceptable Confidentiality Agreement solely in accordance with Section 5.03(b) below), agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement, understanding or arrangement relating to an Acquisition Proposal or enter into any agreement, understanding or arrangement, whether or not in writing or binding on any party, requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or Breach its obligations hereunder or resolve, authorize, propose or agree to do any of the foregoing.  The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease and terminate any solicitation, knowing encouragement, discussion or negotiation with any Persons conducted by the Company, its Subsidiaries or any of their Representatives prior to the date of this Agreement with respect to any Acquisition Proposal.  The Company shall promptly request that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal, return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(b)           Notwithstanding anything to the contrary contained in Section 5.03(a), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Vote (i) the Company has received an Acquisition Proposal from any Person that the Board of Directors of the Company believes in good faith to be bona fide and which was not solicited subsequent to the date hereof or received as a result of any Breach of Section 5.03(a), and (ii) the Board of Directors of the Company determines in good faith, after taking into consideration the advice of its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then, subject to compliance with this Section 5.03, the Company may (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or Representatives to, disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement and (y) will simultaneously provide to Parent any material non-public information concerning the Company or its Subsidiaries provided by the Company to such other Person that was not previously made available to Parent.

(c)           From and after the date of this Agreement, the Company shall promptly (but in any event within forty-eight (48) hours) following the receipt by the Company or any of its Representatives of any Acquisition Proposal of the type described in Section 5.03(b)(i) above or request by any Person for any information (or access to information) in connection with a possible Acquisition Proposal, and shall identify the Person making such Acquisition Proposal or request and set forth the material terms thereof, in each case, to the extent the Company is able to do so without breaching any confidentiality agreement.  The Company shall keep Parent reasonably informed on a current basis of the status of any such proposal or request and any such discussions or negotiations, including with respect to any material modifications to the terms thereof and any meeting of the Board of Directors (or any committee thereof) at which the Board of Directors (or any such committee) is reasonably expected to consider any of the foregoing, and shall promptly (but in any event within forty-eight (48) hours) notify Parent in writing that it intends to take any action described in Section 5.03(b)(ii) above.  Neither the Company nor its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company or any of its Subsidiaries from providing such information to Parent.

(d)           Notwithstanding anything to the contrary contained in Section 5.03(a), the Board of Directors of the Company may, at any time prior to obtaining the Company Stockholder Vote (i) withdraw, modify, qualify, or propose publicly to withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”), or (ii) approve, endorse or recommend or enter into a letter of intent or similar agreement in principle or any definitive agreement contemplating or otherwise relating to, a Superior Proposal (a “Superior Proposal Endorsement”) if, but only if, (A) in each case the Board of Directors of the Company concludes in good faith, after taking into consideration the  advice of outside counsel, that failure to take such action would be inconsistent with its fiduciary obligations under applicable Law, (B) in the case of any Superior Proposal Endorsement, the Company has given Parent prompt (but in any event at least forty-eight (48) hours) prior written notice that the Company’s Board of Directors intends to make a Superior Proposal Endorsement (a “Notice of Superior Proposal”), which Notice of Superior Proposal shall specify in reasonable detail the material terms and conditions of such Superior Proposal, and shall have negotiated in good faith with Parent during such forty-eight (48) hour period (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer be determined in good faith by the Board of Directors of the Company, after consultation with its outside counsel and financial advisors to constitute a Superior Proposal; provided, however, that the Company shall not be entitled to make a Change of Board Recommendation or a Superior Proposal Endorsement or enter into any letter of intent or similar agreement in principle or any definitive agreement contemplating or otherwise relating to a Superior Proposal, unless this Agreement is concurrently terminated by its terms pursuant to Section 7.01(h).

(e)           Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, taking into consideration the  advice of outside counsel, failure to make such disclosure would be reasonably likely to be inconsistent with applicable Requirements of Law.

Section 5.04      Access to Information.

(a)           From the date of this Agreement until the Effective Time or the date this Agreement is terminated pursuant to Section 7.01, the Company will (i) give Parent and Merger Sub and their respective Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, offices and other facilities and to all books, Contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections of the Company and its Subsidiaries and their respective properties and assets as they may reasonably require and (iii) cause its officers and those of its Subsidiaries and use its commercially reasonable efforts to cause its Representatives (including legal and accounting) to furnish Parent and Merger Sub and their respective Representatives with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request other than (x) information concerning Acquisition Proposals, which shall be governed by Section 5.03, (y) information that may not be disclosed pursuant to a protective order or confidentiality agreement entered into prior to the date of this Agreement and listed on Section 5.04 of the Company Disclosure Schedules (other than confidentiality agreements with parties which were engaged in discussions with the Company regarding possible Acquisition Proposals, which need not be listed), and (z) such portions of documents or materials that are subject to an attorney/client or an attorney work product privilege the provision of which, as determined by the Company’s counsel, may eliminate the privilege pertaining to such portion of such documents, only, in the case of this clause (z), after the Company has endeavored in good faith to enter into arrangements with Parent that would permit the Company to make such document or information available to Parent without eliminating the privilege (in whole or in part).  No investigation by Parent or Merger Sub pursuant to this Section 5.04 or otherwise shall affect or be deemed to modify any representation or warranty made by the Company.

(b)           Prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent as soon as practicable after the end of each month, unaudited consolidated monthly financial statements of the Company and its Subsidiaries.

(c)           The information obtained by Parent or Merger Sub pursuant to Section 5.03 and/or Sections 5.04(a) and (b) shall be subject to the provisions of the Confidentiality Agreement.

(d)           Nothing in this Section 5.04 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its respective obligations with respect to confidentiality, provided that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (ii) result in a violation of applicable Requirements of Law, including federal or state securities Laws or any Antitrust Laws.

Section 5.05      Company Stockholder Approval; Company Proxy Statement.

(a)           Promptly following the date of this Agreement and unless this Agreement has been terminated pursuant to Section 7.01, the Company shall call a meeting of the stockholders of the Company that own Shares entitled to vote (including any adjournments or postponements thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Vote, and the Company shall not submit any Acquisition Proposal (other than this Agreement) to the vote of Company’s stockholders or recommend any such Acquisition Proposal for adoption by Company’s stockholders.  Except as permitted by Section 5.03(d), the proxy statement delivered to the stockholders of the Company in connection with the Company Stockholders’ Meeting (the “Company Proxy Statement”) shall include the Company Board Recommendation, as well as the Fairness Opinion.

(b)           Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the consent of Parent (which consent shall not be unreasonably withheld), other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Company believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Company’s stockholders prior to the Company’s Stockholders’ Meeting.

(c)           The Company shall use all commercially reasonable efforts to prepare and file with the SEC the Company Proxy Statement in preliminary form as promptly as reasonably practicable after the date of this Agreement.  The Company shall use all commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to such preliminary Company Proxy Statement, to prepare and file with the SEC the definitive Company Proxy Statement as promptly as reasonably practicable thereafter and to cause the definitive Company Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable following the filing of the definitive Company Proxy Statement.  The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, the SEC and its staff, on the other hand.  Parent shall use all commercially reasonable efforts to cooperate with the Company and to promptly provide any information or responses to comments or other assistance reasonably requested in connection with the foregoing.  Prior to filing the Proxy Statement with the SEC in preliminary or final form, mailing the definitive Company Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall give reasonable consideration to all comments proposed by Parent.  Parent shall perform its review and provide its comments to the Company as promptly as reasonably practicable.

Section 5.06      Commercially Reasonable Efforts; Consents and Governmental Approvals; Cooperation.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  Without limiting the foregoing, each of the Company, Parent and Merger Sub agrees to use all commercially reasonable efforts to (i) as promptly as practicable, make or obtain (as applicable), from all Governmental Entities or other Persons (in the case of the Company, pursuant to Material Provider Contracts, Hospital Contracts or other Contracts to which the Company or any Subsidiary is a party), all notices, filings, consents, waivers, approvals, authorizations, permits or orders required to be made or obtained by the Company, Parent and Merger Sub in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) prevent the issuance of, or lift or rescind, any judgment, injunction, order, decree or ruling or the taking of any action by any Governmental Authority that could materially adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement, (iii) not take any action, or knowingly omit to take any action (except, in the case of the Company, as otherwise permitted by Section 5.02), that would be reasonably likely to result in any of the conditions to the consummation of the Merger set forth in Article VI hereof not being satisfied, and (iv) in the event that any action, suit, proceeding or investigation relating to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto; provided, however, that nothing in this Section 5.06 shall require, or be construed to require, the Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any material assets, businesses or any interest in any material assets or businesses of the Parent, the Company or any of their respective Subsidiaries or Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its material assets or businesses) or to agree to any material change in or material restriction on the operations of any such assets or businesses; provided, further, that nothing in this Section 5.06 shall require, or be construed to require, a proffer or agreement that would, in the reasonable judgment of the Parent, be likely to have a material adverse effect on the anticipated financial condition, properties, business, results of operations or prospects of the Parent and its Subsidiaries (including the Company and its Subsidiaries) after the Merger, taken as a whole, in order to obtain any necessary or advisable consent, registration, approval, permit or authorization from any Governmental Authority.  Each of the Company and the Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority alleging that the consent of such third party or Governmental Authority is or may be required with respect to the Merger and the other transactions contemplated by this Agreement.

(b)           Each of the Company and the Parent shall give prompt notice to the other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (y) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, the Parent or the Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c)           If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Company, the Parent and the Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

Section 5.07      Indemnification and Insurance.

(a)           Parent agrees that after the Closing it shall cause the Surviving Corporation to continue to indemnify and hold harmless each of the present and former directors, officers, employees and agents of the Company, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or administrative or other proceeding relating to the business of the Company and its Subsidiaries or the status of such individual as a director, officer, employee or agent prior to the Closing, to the fullest extent permitted by any applicable Law.  Parent shall retain in the Articles of Incorporation and By-Laws of the Surviving Corporation any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the (current or former) officers, directors, employees and agents as of Closing (the “Indemnified Persons”), and shall not thereafter amend the same as it relates to such Indemnified Persons (except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such officers, directors employees and agents).  This Section 5.07(a) shall continue for a period of six (6) years following the Closing and is intended to benefit each director, officer, agent or employee who has held such capacity on or prior to the Closing Date and is now or hereafter entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Articles of Incorporation or By-Laws of the Company as of the date hereof.

(b)           Parent shall cause the Surviving Corporation to either (i) maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters pertaining to the Company’s or its Subsidiaries’ directors and officers existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), or (ii) purchase a six-year extended reporting period endorsement with respect to the current policies of the directors’ and officers’ liability insurance maintained by the Company that contains terms and conditions (including, without limitation, coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of such current policies, and maintain such endorsement in full force and effect for its full term.  The Company may (with the consent of Parent, such consent not to be unreasonably withheld) obtain such “tail” or extended period policy prior to the Effective Time, in which case, such policy shall be subject in all respects to clause (b)(i) above.

(c)           If a claim for indemnification or advancement of expenses by an Indemnified Person is not paid in accordance with the provisions set forth in this Section 5.07, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

(d)           This Section 5.07 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable as third party beneficiaries by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

(e)           In the event that the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent or the properties and assets thereof, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 5.07.

Section 5.08      Employee Matters.

(a)           Except as set forth below or in Section 5.08 of the Company Disclosure Schedules, (i) prior to the Effective Time, the Company will, and will cause its Subsidiaries to, honor, in accordance with their terms, all existing employment, change in control, severance or other agreements between the Company or any of its Subsidiaries, and any officer, director or employee of the Company or any of its Subsidiaries, each of which is listed in Section 3.10 of the Company Disclosure Schedules and (ii) from and after the Effective Time, Parent will, and will cause the Surviving Corporation and each of its Subsidiaries to, honor, in accordance with their terms, all existing employment, change in control, severance or other agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries, except in each case, as the same may be and are legally amended or terminated in accordance with their respective terms; provided, however, that the amount of  any Change in Control Payments made or required to be made by the Company at or prior to the Closing, or which may be required to be made by the Surviving Corporation at or following the Closing, shall be included as a deduction on the Closing Date Adjustment Schedule.

(b)           Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, to maintain for the individuals employed by the Company or any of its Subsidiaries at the Effective Time (the “Current Employees”) compensation, incentive plans, severance and benefits (excluding any equity-based compensation or benefits) that are substantially comparable in the aggregate to the benefits maintained for and provided to Current Employees as a group immediately prior to the Effective Time; provided that nothing herein shall (i) prevent the amendment or termination of any Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Requirements of Law; or (ii) require Parent, the Surviving Corporation or any of its Subsidiaries to continue to employ any Current Employee from and after the Effective Time.  The provisions of this Section 5.08(b) shall not apply with respect to any Current Employee who enters into a new employment or consulting agreement with the Company or the Surviving Corporation effective as of or following the Closing Date.

(c)           Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting, eligibility and benefits purposes (but excluding for benefits accruals purposes with respect to any existing defined benefit plans or where such credit would result in a duplication of benefits) under any employee benefit plan of Parent, the Surviving Corporation and its Subsidiaries (“Successor Plans”) which is made available to any Current Employee, to the same extent as such service was or should have been taken into account under the corresponding Plan (if any) of the Company and its Subsidiaries for those purposes, except where it would result in a duplication of benefits.  Parent will use its reasonable commercial efforts to provide that (i) Current Employees will not be subject to any waiting period or pre-existing condition limitation under any Successor Plan for any condition for which they would have been entitled to coverage under the corresponding Benefit Plan of the Company or its Subsidiaries in which they participated prior to the Effective Time, except to the extent of any waiting periods that had not been met as of the Effective Time; and (ii) the Surviving Corporation and its Subsidiaries will credit any covered expenses incurred by Current Employees, for any plan period prior to the Effective Time, toward any co-payments and deductibles limits and out-of-pocket maximums under any applicable Successor Plan for the applicable plan year in which the Closing occurs.

Section 5.09      Anti-Takeover Laws.  The Company shall take all reasonable steps to exclude the applicability of, or to assist Parent in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

Section 5.10      Information Supplied.

(a)           The Company agrees that none of the information included or incorporated by reference in the Company Proxy Statement will, on the date that it is mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to statements made in the Company Proxy Statement based upon information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation in the Company Proxy Statement.  The Company agrees that the Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(b)           Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent and Merger Sub in writing specifically for inclusion in the Company Proxy Statement will, at the date the Company Proxy Statement is mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading.

Section 5.11      Press Releases.  Each of Parent, Merger Sub and the Company agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of them without the prior written consent of Parent and the Company (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable U.S. or foreign securities exchange or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use all commercially reasonable efforts to allow Parent or the Company, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the party required to make such disclosure.

Section 5.12      FIRPTA Certificate.  At the Closing, the Company shall deliver to Parent a statement, dated no more than thirty (30) days prior to the Closing Date, issued by the Company pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that the Company has not been a United States real property holding corporation during the applicable period specified in Section 897 of the Code.

Section 5.13      Payment of Company Indebtedness.  Immediately prior to the Effective Time, Parent shall pay, or caused to be paid, all of the Repaid Indebtedness.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  This Agreement and the transactions contemplated hereby shall have been duly adopted by the Company Stockholder Vote.

(b)           No Injunctions or Restraints; Illegality.  No order, stay, judgment, injunction or decree issued by any court or Governmental Authority of competent jurisdiction of the federal government of the United States of America or any state thereof making the Merger illegal or otherwise prohibiting the consummation of the Merger shall be in effect, and no Governmental Authority shall have instituted any proceeding seeking any such order, stay, judgment, injunction or decree and such proceeding remains unresolved; provided that prior to invoking this provision, each party hereto agrees to comply with Section 5.06.

Section 6.02      Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of the Company contained in Article III shall be true and correct as of the Closing Date as though made as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct only as of such earlier date); such representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any “materiality” or similar limitations or references to Material Adverse Effect set forth therein) are untrue or incorrect, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officer’s Certificate.  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.02(a) and 6.02(b).

(d)          Consents.  The Company shall have obtained all consents, approvals, authorizations, qualifications and orders of all Governmental Entities and third parties set forth in Section 6.02(d) of the Company Disclosure Schedules.

(e)           Certificates of Good Standing.   Parent shall have received certificates of corporate good standing as of the most recent practicable date from Secretary of State where the Company and each of its Subsidiaries is incorporated.

(f)            No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, are reasonably likely to have a Material Adverse Effect.

(g)           Financing.  Parent shall have obtained the Financing in the necessary amounts and on terms that are reasonably acceptable to Parent to permit it, together with the Equity Investment, to satisfy its obligations to pay the aggregate Merger Consideration, the Option Consideration, the Warrant Consideration and the Bison Warrant Consideration, and to make the payments required in satisfaction of the condition set forth in Section 6.03(d), and all conditions precedent to the consummation of the Financing set forth in the documents relating thereto shall have been satisfied or waived in accordance with the terms of such documents (but for any condition precedent which is satisfied solely by the effectiveness of the Merger or the satisfaction of the conditions precedent to the effectiveness of the Merger).  For purposes of this Section 6.02(g) the terms of the Financing shall be deemed to be reasonably acceptable to Parent if, as of the Closing Date, each Lender shall be willing to complete a loan to the Parent (and in the case of the Junior Lender, provide the equity financing, in no less than the amount set forth in its respective Commitment Letter substantially on the terms described therein.

(h)           Resignations.  Parent shall have received the written resignation, effective as of the Closing, of each director and officer of the Company and its Subsidiaries listed on Section 3.01(b) of the Company Disclosure Schedules.

(i)            Repaid Indebtedness; Payoff Letters.  The amount of the Repaid Indebtedness shall not exceed, as of the Closing Date, the amount listed on Section 3.21 of the Company Disclosure Schedules as “Debt Obligations at Closing - Total” for the month in which the Closing Date occurs.  Parent shall have received payoff letters in a commercially reasonable form with respect to the Repaid Indebtedness which letters provide for the release of all Liens relating to the Repaid Indebtedness following repayment of the Repaid Indebtedness specified in such payoff letters.

(j)            Release of Liens.  All Liens other than Permitted Liens shall have been released.

(k)           Dissenters’ Shares.  No greater than five percent (5%) of the Shares outstanding and entitled to vote at the Company Stockholders’ Meeting shall be Dissenters’ Shares, and the Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

(l)           Termination of Employment and Consulting Agreements.  Each employment or consulting agreement between the Company or any Subsidiary, on the one hand, and each Person listed on Schedule 6.02(l) attached hereto shall have been terminated;

(m)          Employment and Related Agreements.  Each Person listed on Schedule 6.02(m) attached hereto shall have executed and delivered (i) an employment agreement with the Surviving Corporation in form and substance satisfactory to Parent, and (ii) if applicable, the Stock Purchase Agreement and the Stockholders Agreement.

(n)           Rollover Seller Agreement.   The Rollover Seller shall have executed and delivered the Rollover Contribution Agreement, the Stockholders Agreement and an employment or consulting agreement with the Surviving Corporation in form and substance satisfactory to Parent.

(o)           Management Agreement.  The Surviving Corporation shall have executed and delivered the Management Agreement in form and substance satisfactory to Parent and made the payments required as of the Closing Date thereunder.

(p)           Escrow Agreement.  The Stockholder Representative shall have executed and delivered the Escrow Agreement in form and substance satisfactory to Parent.

(q)           Decrees, Judgments, etc.  There shall not have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any domestic or foreign court or other Governmental Authority that, in the reasonable judgment of the Parent, would be expected to, directly or indirectly, prohibit or impose any material limitations on, the Parent’s ownership or operation of all or a material portion of the Company’s or any Subsidiary’s businesses or assets, or compel the Parent to dispose of or hold separate any material portion of the business or assets of the Company or any Subsidiary or the Parent or Merger Sub, in each case taken as a whole.

(r)            Legal Opinion.  The Parent shall have received the legal opinion of Butzel Long, a professional corporation, counsel to the Company, in form and substance reasonably satisfactory to the Parent and its counsel, and upon which Lenders providing the Financing may rely.

(s)           Casualty or Other Events.  Since the date of this Agreement, the Company shall not have sustained any damage, destruction or loss by reason of fire, explosion, earthquake, casualty, labor trouble (including but not limited to any claim of wrongful discharge or other unlawful labor practice), requisition or taking of property by any government or agent thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of Contracts, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance) that has resulted or would be reasonably likely to result in a Material Adverse Effect.

(t)            Other Documents.  Parent shall have received each other document reasonably required to be delivered  to Parent to effectuate the terms of  this Agreement.

Section 6.03      Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct as of the Closing Date as though made as of such date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct only as of such earlier date); such representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any “materiality” or similar limitations or references to Material Adverse Effect set forth therein) are untrue or incorrect, individually or in the aggregate, has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by this Agreement.

(b)           Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officer’s Certificate.  The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.03(a) and 6.03(b).

(d)           Payment of Existing Company Indebtedness.  Parent shall have paid, or caused to be paid, all of the Repaid Indebtedness.

(e)           Other Documents.  The Company shall have received each other document reasonably required to be delivered by the Company to effectuate the terms of  this Agreement.

ARTICLE VII
TERMINATION; AMENDMENT; WAIVER

Section 7.01      Termination.  This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Closing (whether before or after the Company Stockholders’ Meeting, by written notice by the terminating party or parties (with any termination by Parent also being an effective termination by Merger Sub) to the other party or parties specifying the provision or provisions of this Agreement to which such termination is effected:

(a)           by mutual written consent of the Company and Parent;

(b)           by either the Company or Parent if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided that in order for either party to seek to terminate this Agreement pursuant to this Section 7.01(b), it must have used all commercially reasonable efforts to lift and rescind such order, decree, ruling or action in compliance with Section 5.06(a);

(c)           by either the Company or Parent, if the Merger shall not have been consummated on or before the date which is 150 calendar days following the date on which the Company files the preliminary Company Proxy Statement with the SEC (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement materially contributed to, or resulted in, the failure of the Merger to be consummated on or before such date;

(d)           by either the Company or Parent, if the Company Stockholders’ Meeting shall have been convened, a vote with respect to this Agreement and the Merger shall have been taken thereat and the Company Stockholder Vote shall not have been obtained;.

(e)           by the Company, if there shall have been a Breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which Breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of either of the conditions set forth in Section 6.03(a) or 6.03(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to Parent, or which by its nature or timing cannot be cured within such period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material Breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f)           by Parent, if there shall have been a Breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (other than with respect to willful Breaches of Section 5.03 or 5.05), which Breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of either of the conditions set forth in Section 6.02(a) or 6.02(b), as the case may be and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the Company, or which by its nature or timing cannot be cured within such period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material Breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(g)           by Parent if (A) there shall have been any willful Breach of the Company’s obligations under Sections 5.03 or 5.05, (B) the Board of Directors of the Company (or a committee thereof) fails to make or include in the Company Proxy Statement the Company Board Recommendation or effects a Change of Company Board Recommendation (or publicly announces any intention to do so), or (C) the Board of Directors of the Company (or a committee thereof) approves or recommends, or publicly proposes to approve or recommend, any Acquisition Proposal, or (D) the Company delivers a Notice of Superior Proposal; or

(h)           by the Company if at any time prior to the Company Stockholder Vote, (A) the Company shall have delivered to Parent a Notice of Superior Proposal in accordance with the provisions of Section 5.03(d), (B) following expiration of the forty-eight (48) hour period after delivery of such Notice of Superior Proposal, the Superior Proposal described therein shall continue to constitute a Superior Proposal; and (C) the Company concurrently with such termination pays to the Parent in immediately available funds the Expense Fee and the Termination Fee.

Section 7.02      Effect of Termination.  If this Agreement is terminated prior to the Closing and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the applicable provisions of Sections 5.11 (Press Releases), 7.02 (Effect of Termination), 7.03 (Fees and Expenses), 7.04 (Limitation on Recovery), 7.05 (Amendment) and 7.06 (Extension; Waiver; Remedies) and Article VIII (Miscellaneous), shall forthwith and immediately upon such termination automatically become null and void and have no effect, without any liability on the part of any party hereto (or any of its Representatives).

Section 7.03      Fees and Expenses.

(a)           Whether or not the Merger is consummated, except as otherwise specifically provided in this Section 7.03, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b)           Notwithstanding the foregoing:

(i)            If the Company terminates this Agreement pursuant to Section 7.01(e), then if the Breach on which such termination is based is a willful Breach of this Agreement, the Company shall have the right to receive from Parent, as liquidated damages and not as a penalty, the Company Expense Fee.  In the event of such termination pursuant to Section 7.01(e), Sverica agrees to unconditionally guarantee or cause its Affiliates to unconditionally guarantee payment of the Company Expense Fee by Parent.

(ii)           If Parent terminates this Agreement pursuant to Section 7.01(f), then if the Breach on which such termination is based is a willful Breach of this Agreement, Parent shall have the right receive from the Company, as liquidated damages and not as a penalty, the Parent Expense Fee.

(iii)          If (i) Parent terminates this Agreement pursuant to Section 7.01(g) or (ii) the Company terminates this Agreement pursuant to Section 7.01(h), then the Company shall pay Parent, Merger Sub and/or one of its Affiliates, as designated in writing by Parent, the Parent Expense Reimbursement and the Termination Fee.

(iv)         Following the Closing, the Surviving Corporation shall pay the Parent Expense Fee to the Parent, Merger Sub, Sverica and/or their respective Affiliates, as designated in writing by Parent.

(c)           “Termination Fee” means an amount in cash equal to $1,000,000.

(d)           “Parent Expense Fee” means an amount in cash equal to all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement by or on behalf of Parent and Merger Sub.  For avoidance of doubt, the Parent Expense Fee shall not include any fees payable to Sverica or any of its Affiliates.

(e)           “Company Expense Fee” means an amount in cash equal to all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement by or on behalf of the Company from and after the letter of intent between Sverica and the Company dated as of June 30, 2010 (the “LOI”) related to the transactions contemplated by this Agreement, but shall not include (i) any fees payable to the Financial Advisor or (ii) any success or similar fees payable to any other Person which would be payable upon or in connection with the consummation of the transactions contemplated by this Agreement.  For avoidance of doubt, the Company Expense Fee shall not include any expenses incurred by or on behalf of the Company related to any other Acquisition Proposal either before or after the date of the LOI.

(f)           Except with respect to payments required to be made simultaneously with any termination by the Company pursuant to Section 7.01(h), all payments pursuant to this Article VII shall be made by the applicable party as promptly as reasonably practicable (and, in any event within two (2) Business Days) following the date of termination of this Agreement pursuant to Section 7.01, by wire transfer of immediately available funds to an account designated by the recipient.

(g)           Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement.  In the event that the applicable party shall fail to make any payment pursuant to this Article VII when due, the party which fails to make such payment when due shall reimburse the party to whom such payment is due for all reasonable costs and expenses actually incurred by the party to whom payment is due (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.03, together with interest on the unpaid amount at the rate announced by Citibank, N.A. as its “reference rate” in effect on the date such payment was required to be made.

Section 7.04      Limitation on Recovery.  If this Agreement is terminated pursuant to Sections 7.01(g) or 7.01(h) then:  (i) the sole and exclusive remedy of the Parent and Merger Sub against the Company and its former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees for Damages shall be to receive the Termination Fee and the Expense Fee as provided by Section 7.03(b); and (ii) no former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Company shall have any further Liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that notwithstanding anything else to the contrary in this Agreement, nothing in this Agreement shall relieve any party from Liability or Damages for its willful and material Breach of this Agreement.

Section 7.05      Amendment.  To the extent permitted by applicable Law, this Agreement may be amended by the parties, at any time before or after adoption of this Agreement by the Company Stockholder Vote but, after any such Company Stockholder Vote, no amendment shall be made that requires the approval of the stockholders of the Company without the approval of such stockholders under the NRS.  This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.06      Extension; Waiver; Remedies.

(a)           Each party hereto, by action taken or authorized by their respective Boards of Directors or equivalent governing body, as applicable, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein made or to be made by any other party hereto or in any document delivered pursuant hereto by any other party hereto, or (iii) waive compliance by any other party hereto with any of the agreements or conditions contained herein.  Any such extension or waiver shall not be deemed an amendment to this Agreement.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b)           The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII
MISCELLANEOUS

Section 8.01      Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 8.02      Entire Agreement; Assignment; No Additional Representations.

(a)           This Agreement, together with the Company Disclosure Schedules, the Parent Disclosure Schedules, the Confidentiality Agreement and the other documents to be delivered pursuant to this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof and thereof.  The Agreement and any rights or obligations hereunder shall not be assigned or transferred by any party directly or indirectly by operation of law, contract or otherwise without the prior written consent of the other parties.

(b)           Except for the representations and warranties contained in Article IV or the Parent Disclosure Schedules, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided by Parent or Merger Sub.  Neither Parent nor Merger Sub nor any other Person will have or be subject to any Liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, except as may be required by Law with respect to information provided by Parent in writing specifically for inclusion in the Company Proxy Statement.

(c)           Each of Parent and Merger Sub acknowledges and agrees that (i) none of the Company or its Subsidiaries, or any other Person has made any representation or warranty, expressed or implied, as to the Company, its Subsidiaries or the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent, Merger Sub and their respective Representatives, except as expressly set forth in this Agreement or the Company Disclosure Schedules, (ii) neither Parent nor Merger Sub has relied on any representation or warranty from the Company or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement or the Company Disclosure Schedules and (iii) none of the Company or its Subsidiaries or any of their respective officers, directors, stockholders, Affiliates or agents shall have or be subject to any Liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives, or the use by Parent, Merger Sub or their respective Representatives of, any information, documents or material (including financial statements) made available to or provided to Parent, Merger Sub or their respective Representatives in any “data rooms”, management presentations or in any other form in connection with the transactions contemplated hereby.  Without limiting the generality of the foregoing, each of Parent and Merger Sub understands that any cost estimates, projections or other predictions contained or referred to in any of the foregoing or which otherwise have been made available to or provided to Parent or Merger Sub or their respective Subsidiaries by or on behalf of the Company or its Subsidiaries are not and shall not be deemed to be representations or warranties of the Company or its Subsidiaries, except to the extent any such information is (a) set forth or incorporated in this Agreement or in the Company Disclosure Schedules or (b) included or incorporated by reference in any SEC Document.  Each of Parent and Merger Sub acknowledges that (w) there are uncertainties inherent in attempting to make such estimates, projections and other predictions, (x) it is familiar with such uncertainties and (y) it has not relied on such estimates, projections or predictions on behalf of the Company or any of its Subsidiaries.

Section 8.03      Validity; Specific Performance.

(a)           Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Requirements of Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)           Except as set forth in Section 7.04, the parties hereto agree that irreparable Damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise Breached and that such Damages would not be fully compensable by an award of money Damages.  It is accordingly agreed that, except as set forth in Section 7.04, the parties hereto shall be entitled to an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.04     Notices.  All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or if by internationally recognized courier service two Business Days following sending by overnight delivery, or, upon delivery by facsimile transmission (with receipt confirmed) during the hours of 9:00 A.M. and 5:00 P.M. in the recipient’s time zone as follows:

if to Parent or Merger Sub (or the Surviving Corporation after the Effective Time):

CFWH  HOLDING CORPORATION
c/o SVERICA INTERNATIONAL MANAGEMENT, LLC
800 Boylston Street, 33rd Floor
Boston, Massachusetts 02199

Attention: David Finley
Phone:  (617) 695-0221
Facsimile:  (617) 507-1057

with copies to:

Foley & Lardner LLP
111 Huntington Avenue
Boston, Massachusetts 02199
Attention:  Jarvis P. Kellogg, Esq. and Paul D. Broude, Esq.

Phone: (617) 342-4000
Facsimile: (617) 342-4001

if to the Company (prior to the Effective Time):

The Center for Wound Healing, Inc.
155 White Plains Road, Suite 200
Tarrytown, New York 10591
Attn:  Chief Executive Officer

Phone:  (914) 372-3150
Facsimile: (914) 372-3161

with copies to:

Butzel Long, a professional corporation
380 Madison Avenue
New York, New York  10017
Attention:  Barry N. Seidel, Esq. and Richard S. Green, Esq.

Phone: (212) 818-1110
Facsimile: (212) 818-0494

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.05      Governing Law; Jurisdiction; Venue.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without giving effect to conflict of law principles thereof), provided that any matters of corporate law related to the Merger, the Company and the Merger Sub shall be governed by the NRS.  Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the state and federal courts sitting in the County of New York, State of New York, in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in any such court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.06      Descriptive Headings; Rules of Construction.

(a)           The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(b)           References to any U.S. legal term shall, in respect of any jurisdiction other than the U.S., be construed as references to the term or concept that most nearly corresponds to it in that jurisdiction.

(c)           The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Requirements of Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

(d)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context otherwise clearly requires (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the terms hereof and thereof; provided that with respect to any agreement, instrument or other document listed in the Company Disclosure Schedules all such amendments, modifications or supplements must also be listed in the appropriate schedule; (ii) any reference herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and regulations promulgated thereunder; (iii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (v) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (vi) “writing”, “written” and comparable terms shall be construed to refer to writing, printing, typing and other means (including electronic and computer means) of reproducing information in a visible form; (vii) the terms “day” and “days” mean and refer to calendar day(s) and the terms “year” and “years” mean and refer to calendar year(s); (viii) the word “or” is inclusive and not exclusive; and (ix) “$” means U.S. dollars.

(e)           Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

Section 8.07      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 5.07 and Articles VII and  VIII and only to the extent expressly set forth therein.

Section 8.08      No Personal Liability.  This Agreement shall not create or be deemed to create any personal liability or obligation on the part of any direct or indirect stockholder of the Company, the Parent or Merger Sub, or any of their respective officers, directors, employees, agents or representatives.

Section 8.09      Company Disclosure Schedules.  The inclusion of any information in the Company Disclosure Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

Section 8.10      Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.11      Certain Definitions.  In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that, in the good faith judgment of the Board of Directors of the Company, are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) relating to any direct or indirect acquisition, in one transaction or a series of transaction, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, restructuring, investment, liquidation, dissolution or similar transaction, of (i) assets or that constitute or represent 20% or more of the total assets or total revenues of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the Common Stock outstanding on a fully diluted basis (giving effect to the exercise of all Options and Warrants, including the Bison Warrants).

“Affiliate” of a Person means any corporation, limited liability company, partnership or other entity that controls, is controlled by, or is under common control with such Person.  For purposes of this definition of “Affiliate”, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities.

“Affiliated Persons” means (i) any director or officer of the Company or any Subsidiary, (ii) any Affiliate of the Company or any Subsidiary or (iii) with respect to the individual referred to in the foregoing clause (i), any member of the immediate family of any of such individual and any Person that, directly or indirectly, is controlled by such immediate family member.

“Articles of Incorporation” means the articles of incorporation of the Company, as in effect on the date of this Agreement.

“Bison” means Bison Capital Equity Partners II-A, L.P. and Bison Capital Equity Partners II-B, L.P.

“Bison Note” means the Company’s 15% Senior Secured Subordinated Promissory Note dated March 31, 2008, in the original principal amount of $20,000,000 issued to Bison pursuant to the Bison Securities Purchase Agreement.

“Bison Securities Purchase Agreement” means the Securities Purchase Agreement dated as of March 31, 2008 between Bison and the Company, as amended from time to time.

“Breach” means, with respect to any representation, warranty, covenant, obligation or other provision of any agreement, that there has occurred (or a claim has been made that there has occurred) an inaccuracy in or breach of, or a failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, as the case may be; for the avoidance of doubt, the failure of a condition to be satisfied by itself shall not constitute a Breach.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Bylaws” means the By-Laws of the Company, as in effect on the date of this Agreement.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Centers” means centers owned, operated or managed by the Company or any of its Subsidiaries that provide wound care treatment or hyperbaric oxygen treatment.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), as amended from time to time, and any successor statute thereto.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Common Stock” means, collectively, the Common Stock, par value $0.001 per share, of the Company.

“Company Stockholder Vote” means the approval of this Agreement and the Merger by the affirmative vote of a majority of the issued and outstanding shares of Common Stock.

“Company’s Knowledge” or a similar phrase means the actual knowledge of any of Andrew G. Barnett, David Walz and Michael Jakolat, or information which should reasonably have been known to such Persons after due inquiry of the employees of and consultants and advisors to the Company and its Subsidiaries, in each case who are likely to have knowledge of the matter in question.

“Confidentiality Agreement” means the confidentiality agreement dated as of November 20, 2009, as amended through the date of this Agreement, by and between the Company and Sverica.

“Contingent Obligation” as applied to any Person, means any direct or indirect Liability, contingent or otherwise, of that Person: (i) with respect to any underlying indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that the underlying indebtedness, lease, dividend or other obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange Contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or to maintain working capital or equity capital of such other Person or otherwise to maintain the net worth or solvency of such other Person, (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another, and (d) otherwise to assure or hold harmless the owner of any of the foregoing obligations against loss in respect thereto. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, Contract, indenture, mortgage, deed of trust or other instrument or arrangement to which such Person is a party or by which it or any of such Person's property is bound.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation.

“Damages” means any and all losses, Liabilities, claims, damages, reasonable expenses (including costs of investigation, defense and related reasonable attorneys fees), awards, assessments, fines, costs, reasonable fees, Taxes, penalties, deficiencies, judgments or other amounts paid or incurred, whether in defense or settlement of any Proceeding or otherwise.

“Defined Benefit Plan” means a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, whether funded or unfunded, qualified or non-qualified (whether or not subject to ERISA or the Code).

“Environmental Laws” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Company or any of its Subsidiaries, relating to the environment, health and safety, or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 USC 6901 et seq. ("RCRA"); the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC, § 2601 et seq.: the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time,

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto, and the regulations issued thereunder.

“Escrow Agent” means a mutually agreeable escrow agent to be selected by Parent and the Company.

“Escrow Agreement” means a mutually agreeable escrow agreement to be entered into among Parent, the Stockholder Representative and the Escrow Agent.

“Escrow Amount” means $200,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto, and the rules and regulations of the SEC thereunder.

“Excluded Share” means each Share owned by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates or owned by any Subsidiary of the Company or held in the treasury of the Company, and each Rollover Share.

“GAAP” means United States generally accepted accounting principles in effect within the United States, consistently applied.

“Governmental Authority” means any foreign, federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or the regulations thereunder as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity," (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of poly chlorinated biphenyls in excess of 50 parts per million.

“Hospital Contract” means any Contractual Obligation of the Company or any of its Subsidiaries, with any other Person operating a hospital (a "Hospital”), obligating the Company to furnish the facility or technical component of wound care and/or hyperbaric oxygen therapy to the Hospital's admitted or registered patients, or obligating the Company to furnish specified wound care and/or hyperbaric oxygen therapy facility management services to the Hospital, as applicable, and any Contractual Obligation of the Company with the Hospital that is ancillary to such Contractual Obligation.

‘‘Income Tax’’ means any federal, state, local, or non-U.S. income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

‘‘Income Tax Return’’ means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” means with respect to any Person, without duplication (a) indebtedness of such Person for borrowed money, (b) any obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) Liabilities of Persons (other than the Company and its Subsidiaries) secured by a Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, (d) Liabilities under or in respect of letters of credit and bank guarantees (including reimbursement obligations with respect thereto, (e) Liabilities under lease obligations required to be classified and accounted for as Capital Leases and Liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction that is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet, and (f) Liabilities in the nature of guarantees of obligations of the type described in the foregoing clauses of any other Person.

“Laws” means any U.S. or non-U.S., federal, state or local statute, law, directive, ordinance, rule, regulation, order, writ, judgment, decree, code, stipulation, determination, award or requirement of a Governmental Authority.

“Liabilities” means any Indebtedness, liabilities, claims, demands, expenses, commitments or obligations of every kind and description.

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, adverse claim or any other title defect or restriction of any kind, including any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest is based on the common law, statute, or Contract, whether such interest is recorded or perfected, and whether such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Losses” means any and all losses, claims, damages, liabilities, judgments, expenses and costs, including, without limitation, reasonable attorneys' fees, costs of collection and other fees and expenses, (but not including punitive, exemplary, consequential or indirect damages and liability of any kind.)

“Management Agreement” means the agreement between the Surviving Corporation and Sverica to be effective following the Merger.

“Material Adverse Effect” means any event, development or circumstance that has caused or would (with or without notice or the passage of time, or both) reasonably be expected to cause a material adverse change in or effect on: (a) the consummation of the transactions contemplated hereby, or (b) the condition (financial or otherwise), results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided that Material Adverse Effect shall not include any change or effect due to: (i)  changes in general economic conditions or the securities or financial markets; (ii) the execution and delivery of the Agreement, the announcement of the Agreement or the transactions contemplated thereby, or the performance of the Agreement and the transactions contemplated thereby, (iii) changes in Laws or in GAAP (or the interpretation thereof), (iv) any outbreak or escalation of hostilities or war or any act of terrorism or any weather-related or other force majeure event (except to the extent that such event results in the occurrence of any change described in subsections (a) or (b) of this paragraph), or (v) any decrease in the market price of the Common Stock.

“Medical Provider Contracts” means any Contract of the Company or any of its subsidiaries with a network of healthcare providers or a third party payor, including, without limitation, employers and insurance companies, to provide healthcare service to patients.

“Medical Waste” means any medical waste, including without limitation (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals and (1) any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. §§6992, et seq. ("MWTA").

“Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§1401 et seq., (iv) the Occupational Safety and Health Act, 29 USCA §§651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

“NRS” means Nevada Revised Statutes.

“Participating Share” means each Share other than an Excluded Share.

"PBGC” means the Pension Benefit Guaranty Corporation (as defined in Title IV of ERISA).

“Permitted Liens” means (i) Liens securing the obligations of the Company with respect to the Signature Bank Indebtedness, (ii) Liens securing the obligations of the Company under the Bison Notes; (iii) Liens for unpaid Taxes that either are not yet due and payable or are being contested in good faith; (iv) Liens set forth in Section 5.01(j) of the Company Disclosure Schedules; (v) purchase money Liens or the interest of lessors under Capital Leases to the extent that such Liens or interests secure purchase money Indebtedness and so long as (w) such Liens attach only to the asset purchased or acquired and the proceeds thereof, (x) the Indebtedness secured thereby does not exceed the purchase price of the asset purchased or acquired and is not thereafter increased, (y) such Liens are created substantially simultaneously with the acquisition of such asset and, (z) the amount of the Indebtedness secured thereby does not exceed the amount of Repaid Indebtedness in the aggregate at any time; (vi) Liens, which either are for sums not yet delinquent or are being contested in good faith arising by operation of law in favor of warehouses, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money; (vii) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance; (viii) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business in the aggregate not exceeding $50,000 at any one time outstanding and not in connection with the borrowing of money; (ix) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, in the aggregate not to exceed $50,000 at any time outstanding; (x) with respect to any real property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use of operation thereof; and (xi) Liens that are replacements of Permitted Liens to the extent that (w) the original Indebtedness is refinanced, renewed or extended Indebtedness, (x) the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness, (y) the amount of the Indebtedness or other obligations secured thereby is not greater than the original Indebtedness, and (z) the Person granting the replacement Lien is the same Person that granted the Lien being replaced.

 “Person” means any individual, corporation, limited liability company, partnership, association, trust, estate, other entity or organization or group (as defined in Section 13(d)(3) of the Exchange Act).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative or otherwise) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proprietary Rights” of any Person means all of such Person's now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent applications, trademark applications, service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of such Person and its Subsidiaries.

"Requirements of Law" means as to any Person, provisions of the Governing Documents or other organizational or governing documents of such Person, or any law, treaty, policy, code, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of such Person's property or to which such Person or any of such Person's property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Rollover Amount” means $600,000.

“Rollover Contribution Agreement” means the agreement by and among the Parent and the Rollover Seller related to the contribution of the Rollover Shares to the Parent in exchange for securities of the Parent immediately prior to the Closing.

“Rollover Seller” means John V. Capotorto.

“Rollover Share” means each Share to be contributed to Parent by the Rollover Seller immediately prior to the Closing.  The number of Rollover Shares shall equal (a) the Rollover Amount divided by (b) the Per Share Merger Consideration.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Share” means a share of Common Stock of the Company.

“Signature Bank Loan Agreement” means the Amended and Restated Loan Agreement dated as of June 17, 2005 among the Company, the Subsidiaries of the Company parties thereto, and Signature Bank, as amended from time to time.

“Signature Bank Indebtedness” means the Indebtedness of the Company and its Subsidiaries under the Signature Bank Loan Agreement.

“Stockholder Representative” means Douglas B. Trussler.

“Stockholders Agreement” means the agreement by and among the Parent, the Rollover Seller and the other stockholders of Parent party thereto related to the ownership of securities of the Parent.

“Stock Purchase Agreement” means the agreement by and among the Parent and the Persons named therein pursuant to which such Persons will purchase securities of the Parent immediately prior to the Closing.

“Subsidiary” means, when used with reference to an entity, any other entity of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or (b) 50% or more of the outstanding securities of which, are owned directly or indirectly by such entity.

“Superior Proposal” means a bona fide Acquisition Proposal (except the references therein to “at least 20%” shall be replaced by “more than 50%”) made in writing that (a) the Board of Directors of the Company has determined by a majority vote in its good faith judgment (after consultation with its financial advisors and outside counsel and after taking into account the Person making the Acquisition Proposal and all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof), is (i) reasonably likely to be completed on a timely basis and (ii) more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement, and (b) did not result from a Breach or violation of Section 5.03.

“Sverica means Sverica International Capital III LLC, a Delaware limited liability company.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Event” means (i) the Company or any of its Subsidiaries, any Benefit Plan or any fiduciary (within the meaning of Section 3(21) of ERISA being subject to the assertion of a material claim (other than routine claims for benefit(s) against any Benefit Plan or the assets thereof, or against the Company and its Subsidiaries or any of their respective ERISA Affiliates in connection with any Benefit Plan; (ii) the Internal Revenue Service giving notice that it intends to revoke the Tax-qualified status of any Benefit Plan, (iii) the occurrence of a “Reportable Event” described in Section 4043 of ERISA with respect to a Benefit Plan, regardless of whether the PBGC has waived the notice requirements with respect to such event in its regulations; (iv) the imposition, nor notice of imposition, of liability (whether absolute or contingent) on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) the receipt of a notice to terminate a Benefit Plan in a distress termination under Section 4041(c) of ERISA or to appoint a trustee pursuant to Section 4042 of ERISA, or the occurrence of any event or set of circumstances that might reasonably constitute grounds for the PBGC to do either; (vii) the restoration of a Benefit Plan by the PBGC pursuant to Section 4047 of ERISA; (vii) the restoration of a Benefit Plan by the PBGC pursuant to Section 4047 of ERISA, (viii) any of the Company or its Subsidiaries withdrawal from a single-employer plan during the plan year in which it is a substantial employer pursuant to Section 4063 of ERISA; (ix) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 402 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Benefit Plan or the failure by the Company and its Subsidiaries or any of their ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (xi) the incurrence by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV or ERISA with respect to the termination of any Benefit Plan; (xii) a determination that a Multiemployer Plan in which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates participates or has participated is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (xiii) the making of any amendment to any Benefit Plan that could result in the imposition of a lien or the posting of a bond or other security; and (xiv) the occurrence of a nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in liability to the Company or any of its Subsidiaries; or (xv) the imposition of a lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Benefit Plan.

 “Treasury Regulations” means the U.S. Treasury Department tax regulations promulgated under the Code, as such regulations may be amended from time to time.  References to specific provisions of the Treasury Regulations shall be deemed to include the corresponding provisions of succeeding provisions of the Treasury Regulations.

“U.S.” means the United States of America.

“Voting Agreement” means the agreement by and among the Parent, the Rollover Seller and the other Persons named therein pursuant to which such Persons have, among other things, agreed with respect to the Shares owned by such holders to vote in favor of the Merger.

“Wholly-Owned Subsidiary” means a Subsidiary of the Company all of whose capital stock or other equity ownership interests (other than director’s qualifying shares, securities or interests, and/or other shares, securities or interests that are required by applicable Laws to be owned or held by other Persons) are owned by the Company or one or more of its Wholly-Owned Subsidiaries.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

CFWH HOLDING CORPORATION

By:	/s/ David E. Finley
Name: David E. Finley
Title: President

CFWH MERGER SUB, INC.

By:	/s/ David E. Finley
Name: David E. Finley
Title: President

THE CENTER FOR WOUND HEALING, INC.

By:	/s/ Andrew G. Barnett
Name: Andrew G. Barnett
Title: Chief Executive Officer

SVERICA INTERNATIONAL CAPITAL III LLC (solely for the purposes of Sections 4.04(a) and 7.03(b)(i))

By:	/s/ David E. Finley
Name: David E. Finley
Title: Managing Director